EXHIBIT 99.1

Financial Statements and Exhibits

Report of Independent Registered Public Accounting Firm

To the member and the board of managers of IBM Credit LLC

In our opinion, the accompanying Consolidated Statements of Financial Position and the related Consolidated Statements of Earnings, Comprehensive Income, Changes in Member’s Interest and Cash Flows present fairly, in all material respects, the financial position of IBM Credit LLC and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

May 5, 2017

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF EARNINGS

For the Years Ended December 31:

(Dollars in millions)	Notes	2016	2015	2014
Revenue
Financing revenue	C	$1,356	$1,499	$1,688
Operating lease revenue		484	575	706
Total revenue	K	$1,840	$2,074	$2,394
Financing cost (related party cost of $301 in 2016, $425 in 2015 and $467 in 2014)	C,G	$364	$466	$514
Depreciation of equipment under operating lease		307	378	488
Net margin		$1,170	$1,229	$1,391
Expense and other (income)
Selling, general and administrative		$388	$325	$373
Provision for credit losses		72	133	241
Other (income) and expense		(9)	(12)	2
Total expense and other (income)	C	$450	$446	$616
Income from continuing operations before income taxes		$719	$783	$775
Provision for income taxes	C,I	222	311	268
Income from continuing operations		$498	$472	$507
Income from discontinued operations - net of tax	L	131	255	206
Net income		$629	$727	$713

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the Years Ended December 31:

(Dollars in millions)	Notes	2016	2015	2014
Net income		$629	$727	$713
Other comprehensive income/(loss) - net of tax:
Foreign currency translation		16	(158)	(323)
Retirement-related benefit plans (1)	J	(1)	0	(1)
Other comprehensive income/(loss) - net of tax:		$15	$(158)	$(324)
Total comprehensive income		$644	$569	$389

(1) Amounts represented relate to multiple-employer plans.

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

At December 31:

(Dollars in millions)	Notes	2016	2015
Assets
Cash and cash equivalents	D	$1,772	$1,487
Financing receivables	E	24,681	28,620
(net of allowances of $242 in 2016 and $602 in 2015)
Equipment under operating leases - net	F	506	602
Financing receivables from IBM	C	3,513	3,302
Receivables purchased/participated from IBM	C,E	3,897	1,074
(net of allowances of $35 in 2016 and $24 in 2015)
Other assets	C	910	502
Assets related to discontinued operations	L	—	105
Total assets		$35,279	$35,691

Liabilities and member’s interest
Accounts payable to IBM	C	$2,127	$2,542
Debt	G	724	566
Debt payable to IBM	C,G	26,306	26,683
Taxes	I	669	727
Other liabilities		1,750	1,248
Liabilities related to discontinued operations	L	—	192
Total liabilities		$31,577	$31,958
Contingencies and commitments	H
Member’s interest
Prior investment from member		$3,912	$3,957
Accumulated other comprehensive income/(loss)		(209)	(224)
Total member’s interest		$3,703	$3,733
Total liabilities and member’s interest		$35,279	$35,691

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31:

(Dollars in millions)	2016	2015	2014
Cash flows from operating activities
Net income	$629	$727	$713
Adjustments to reconcile net income to cash provided by operating activities:
Provision for credit losses	72	133	241
Depreciation	307	378	488
Deferred taxes	(147)	(118)	(272)
Net (gain)/loss on asset sales and other	24	(37)	(41)
Change in operating assets and liabilities:
Other assets/other liabilities	125	10	(128)
Net cash provided by operating activities	$1,010	$1,094	$1,001
Cash flows from investing activities
Originations of financing receivables	$(10,999)	$(15,023)	$(16,070)
Collection of financing receivables	13,615	14,875	14,466
Short-term financing receivables - net (1)	(1,047)	(395)	(2,003)
Purchase of equipment under operating leases	(378)	(354)	(478)
Proceeds from disposition of equipment under operating lease	112	124	125
Other investing activities - net	(352)	59	34
Net cash provided by/(used in) investing activities	$951	$(715)	$(3,926)
Cash flows from financing activities
Proceeds from issuance of debt from IBM	$6,753	$9,585	$10,535
Principal payments on debt from IBM	(8,437)	(9,229)	(7,756)
Proceeds from issuance of debt	424	472	280
Principal payments on debt	(282)	(448)	(395)
Short-term borrowings from/(repayments to) IBM - net (1)	1,600	452	213
Short-term borrowings/(repayments) - net (1)	14	(86)	(6)
Net transfers (to)/from IBM	(1,714)	(923)	8
Net cash (used in)/provided by financing activities	$(1,641)	$(176)	$2,880
Effect of exchange rate changes on cash and cash equivalents	$(34)	$(18)	$(20)
Net change in cash and cash equivalents	$285	$186	$(65)
Cash and cash equivalents at January 1	1,487	1,301	1,366
Cash and cash equivalents at December 31	$1,772	$1,487	$1,301
Supplemental data
Income taxes paid - net of refunds received	$327	$555	$953
Interest paid on debt	$337	$453	$515

(1) Short-term represents original maturities of 90 days or less.

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S INTEREST

	Prior	Accumulated
	Investment	Other	Total
(Dollars in millions)	From	Comprehensive	Member’s
2014	Member	Income/(Loss)	Interest
Member’s Interest, January 1, 2014	$3,432	$258	$3,690
Net income plus other comprehensive income/(loss):
Net income	713		713
Other comprehensive income/(loss)		(324)	(324)
Total comprehensive income/(loss) - net of tax:			$389
Net transfers (to)/from IBM	8		8
Member’s Interest, December 31, 2014	$4,153	$(66)	$4,087

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

	Prior	Accumulated
	Investment	Other	Total
(Dollars in millions)	From	Comprehensive	Member’s
2015	Member	Income/(Loss)	Interest
Member’s Interest, January 1, 2015	$4,153	$(66)	$4,087
Net income plus other comprehensive income/(loss):
Net income	727		727
Other comprehensive income/(loss)		(158)	(158)
Total comprehensive income/(loss) - net of tax:			$569
Net transfers (to)/from IBM	(923)		(923)
Member’s Interest, December 31, 2015	$3,957	$(224)	$3,733

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

	Prior	Accumulated
	Investment	Other	Total
(Dollars in millions)	From	Comprehensive	Member’s
2016	Member	Income/(Loss)	Interest
Member’s Interest, January 1, 2016	$3,957	$(224)	$3,733
Net income plus other comprehensive income/(loss):
Net income	629		629
Other comprehensive income/(loss)		15	15
Total comprehensive income/(loss) - net of tax:			$644
Net transfers (to)/from IBM (1)	(674)		(674)
Member’s Interest, December 31, 2016	$3,912	$(209)	$3,703

(1) Includes $1.0 billion non-cash equity contribution from IBM (see note C, “Relationship with IBM and Related Party Transactions”.)

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. SIGNIFICANT ACCOUNTING POLICIES

In 2017, International Business Machines Corporation (IBM or the parent) reorganized the legal entity structure of its global financing operations that reside within IBM’s Global Financing (IGF) business segment to consolidate Client Financing and Commercial Financing under IBM Credit LLC (IBM Credit or the company), an indirect, wholly owned subsidiary of IBM. This change is intended to drive operational benefits by consolidating the financing business under IBM Credit in the majority of countries in which IGF operates. IBM Credit operates as part of the IBM Global Financing segment. IBM’s IGF segment remains unchanged and will continue to include IBM Credit as well as IBM’s remanufacturing and remarketing business. In 2016, the company divested its remanufacturing and remarketing business in the U.S. to IBM. For additional information, see note L, “Discontinued Operations,” to the audited Consolidated Financial Statements.

Principles of Consolidation and Basis of Presentation

During the second quarter of 2017, certain non-U.S. affiliates became legal subsidiaries of IBM Credit. The financial statements and notes included herein have been revised from the combined basis presented in the company’s Form 10 filed on May 5, 2017, and as amended on June 22, 2017, to a consolidated basis of presentation. The amounts presented in the financial statements and notes have not changed.

The Consolidated Financial Statements of IBM Credit have been prepared in accordance with accounting principles generally accepted in the U.S. (GAAP).

Within the Consolidated Financial Statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts.

The historical presentation of the Consolidated Financial Statements for the company is based on the financing activities of IBM’s IGF segment. The IGF segment operates two primary activities: IBM Credit’s financing businesses and IBM’s remanufacturing and remarketing business. Account balances not discretely identified to IBM Credit were attributed based on the methodology described in note C, “Relationship with IBM and Related Party Transactions,” note J, “Retirement-Related Benefits,” and note I, “Taxes,” to the audited Consolidated Financial Statements. During 2016, in connection with IGF’s separation of certain assets and liabilities related to IBM Credit’s financing business from IBM in the majority of countries where IGF operates, certain impaired receivables and related allowances were retained by IBM due to IBM’s ongoing collection efforts. Accordingly, these impaired receivables and related provisions were historically part of the IBM Credit business and are included in the Consolidated Financial Statements prior to 2016 but are not included as of December 31, 2016. For additional information, see note E, “Financing Receivables, Receivables Purchased/Participated from IBM,” to the audited Consolidated Financial Statements.

All significant intracompany transactions between IBM Credit’s businesses have been eliminated. All significant intercompany transactions between IBM Credit and IBM have been included in these Consolidated Financial Statements.

Prior investment from member in the Consolidated Statement of Financial Position represents the accumulation of the company’s net income over time and net non-trade intercompany transactions between IBM Credit and IBM (for example, investments from IBM or distributions to IBM). Changes in these non-trade intercompany balances are reflected as net transfers (to)/from IBM in the financing activities section of the Consolidated Statement of Cash Flows.

Cash and cash equivalents primarily represents cash held locally by entities and is included in the Consolidated Financial Statements. The company invests a portion of its excess cash in short-term interest bearing accounts with IBM, which can be withdrawn upon demand. The cash invested with IBM is presented in other assets in the Consolidated Statement of Financial Position.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenue, costs, expenses and other comprehensive income/(loss) (OCI) that are reported in the Consolidated Financial Statements. These estimates are based on management’s best knowledge of current events, historical experience, actions that the company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. As a result, actual results may be different from these estimates. See

“Critical Accounting Estimates” in Item 2 entitled “Financial Information” in the company’s Form 10 filed on May 5, 2017, and as amended on June 22, 2017, for additional information on the company’s critical accounting estimates.

Revenue

Financing revenue includes financing income attributable to direct financing leases and loans, including installment payment plans and participated receivables, used to finance the purchase of IBM and OEM IT products and services and is recognized on the accrual basis using the effective interest method over the life of the related financing receivable. Direct costs of originating these leases and loans are deferred and amortized over the term of the related financing receivables using the effective interest method and are included as part of the carrying value of the assets in the Consolidated Statement of Financial Position. Amortization of these direct costs is netted against financing revenue in the Consolidated Statement of Earnings.

Financing revenue also includes income earned from working capital financing for suppliers, distributors and resellers of IBM and OEM IT products and services, as well as purchased interests in certain of IBM’s trade accounts receivable. This income is recognized on an accrual basis using the effective interest method.

Operating lease revenue is recognized on a straight-line basis over the term of the lease. Direct costs of originating these leases are deferred and amortized on a straight-line basis over the lease term and are included as part of the carrying value of the assets in the Consolidated Statement of Financial Position.

Financing Receivables and Allowance for Credit Losses

Client Financing receivables include direct financing leases and loans. Leases are accounted for in accordance with lease accounting standards. Loans, including installment payment plans and participated receivables, which are generally unsecured, are primarily for software and services. Loans are recorded at amortized cost, net of allowance for credit losses, which approximate fair value. Commercial Financing receivables are carried at amortized cost, which approximate fair value. These receivables are for working capital financing to suppliers, distributors and resellers of IBM and OEM IT products and services. The company determines its allowances for credit losses on Client Financing receivables for each of the three portfolio segments: lease receivables, loan receivables and participated receivables. The company further segments each of the portfolios into three classes: Americas, Europe/Middle East/Africa (EMEA) and Asia Pacific.

When calculating the allowances, the company considers its ability to mitigate a potential loss by repossessing leased equipment and by considering the current fair value of any other collateral. The value of the equipment is the net realizable value. The allowance for credit losses for direct financing leases, installment payment plan receivables and loans includes an assessment of the entire balance of the lease or loan, including amounts not yet due. The methodologies that the company uses to calculate its receivables reserves, which are applied consistently to its different portfolios, are as follows:

Individually Evaluated—The company reviews all financing receivables considered at risk on a quarterly basis. The review primarily consists of an analysis based upon current information available about the client, such as financial statements, news reports, published credit ratings, and current market-implied credit analysis, as well as the current economic environment, collateral net of repossession cost and prior collection history. For loans that are collateralized, impairment is measured using the fair value of the collateral when foreclosure is probable. Using this information, the company determines the expected cash flow for the receivable and calculates an estimate of the potential loss and the probability of loss. For those accounts in which the loss is probable, the company records a specific reserve.

Collectively Evaluated—The company records an unallocated reserve that is calculated by applying a reserve rate to its portfolios, excluding accounts that have been individually evaluated and specifically reserved. This reserve rate is based upon credit rating, probability of default, term, characteristics (lease/loan) and loss history. Factors that could result in actual receivable losses that are materially different from the estimated reserve include sharp changes in the economy, or a significant change in the economic health of a particular client that represents a concentration in the company’s receivables portfolio.

Other Credit-Related Policies

Past Due—The company views receivables as past due when payment has not been received after 90 days, measured from the original billing date.

Impaired receivables—The company evaluates financing receivables for impairment on a quarterly basis. The company considers any receivable with an individually evaluated reserve as impaired. These receivables are subjected to credit analysis to evaluate the associated risk and, when appropriate, actions are taken to mitigate risks in these agreements which include covenants to protect against credit deterioration during the life of the obligation.

Non-accrual—Non-accrual assets are those receivables (impaired loans or non-performing leases included in the receivables portfolio) with specific reserves and other accounts for which it is likely that the company will be unable to collect all amounts due according to original terms of the lease or loan agreement. Income recognition is discontinued on these receivables. Cash collections are first applied as a reduction to principal outstanding. Any cash received in excess of principal payments outstanding is considered interest income and is recognized as financing revenue. Receivables may be removed from non-accrual status, if appropriate, based upon changes in client circumstances, such as a sustained history of payments.

Write-off—Receivable losses are charged against the allowance in the period in which the receivable is deemed uncollectible. Subsequent recoveries, if any, are credited to the allowance. Write-offs of receivables and associated reserves occur to the extent that there is no reasonable expectation of additional collections. The company’s assessments factor in the financial condition of the client, history of collections and write-offs in specific countries and across the portfolio.

Estimated Residual Values of Lease Assets

The recorded residual values of lease assets are estimated at the inception of the lease to be the expected fair value of the assets at the end of the lease term. The residual values for capital leases are included in net investment in direct financing leases in the Consolidated Statement of Financial Position. Residual values for operating leases are included in equipment under operating lease.

The company periodically reassesses the realizable value of its lease residual values. Anticipated decreases in specific future residual values that are considered to be other-than-temporary are recognized immediately upon identification and are recorded as an adjustment to the residual value estimate. For direct financing leases, this reduction lowers the recorded net investment and is recognized as a loss charged to financing revenue in the period in which the estimate is changed, as well as an adjustment to unearned income to reduce future-period financing income. The company has agreed to sell all equipment returned from lease to IBM at cost, which approximates fair value.

Cash Equivalents

All highly liquid investments with maturities of three months or less at the date of purchase are considered to be cash equivalents.

Financial Instruments

In determining the fair value of its financial instruments, the company uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For additional information, see note D, “Financial Instruments,” to the audited Consolidated Financial Statements. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The company is required to classify certain assets and liabilities based on the following fair value hierarchy:

•                  Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;

•                  Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

•                  Level 3—Unobservable inputs for the asset or liability.

Observable market data is used, if such data is available, without undue cost and effort.

When available, the company uses unadjusted quoted market prices in active markets to measure the fair value and classifies such items within Level 1. If quoted market prices are not available, fair value is based upon internally developed models that use current market-based or independently sourced market parameters such as interest rates and currency rates. Items valued using internally generated models are classified according to the lowest level input or value driver that is significant to the valuation.

The determination of fair value considers various factors including interest rate yield curves and time value underlying the financial instruments. For derivatives and debt securities, the company uses a discounted cash flow analysis using discount rates commensurate with the duration of the instrument.

Income Taxes

The company’s provision for income taxes is calculated on reported income before income taxes in the Consolidated Financial Statements using a separate tax return method modified to apply the benefits-for-loss approach, which is consistent with the company’s Tax Sharing Agreement with IBM. Under this approach, the provision for income taxes is computed as if the company filed tax returns on a separate tax return basis and is then adjusted, as necessary, to reflect IBM’s reimbursement for any tax benefits generated by the company.

Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws and rates.

Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized when applying the separate tax return method modified to apply the benefits-for-loss approach. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. When the company changes its determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to income tax expense in the period in which such determination is made.

The company recognizes tax liabilities when, despite the company’s belief that its tax return positions are supportable, the company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are originally measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

The company’s U.S. federal and certain state and foreign operations are included in various IBM consolidated tax returns; and, in such cases, IBM makes payments to tax authorities on the company’s behalf. IBM and the company maintain a Tax Sharing Agreement for any operations included in an IBM consolidated tax return, pursuant to which IBM charges the company for any taxes owed and reimburses the company for tax attributes generated. Such charges or reimbursements are based upon a calculation of the company’s relevant pro forma stand-alone tax return.

Consistent with the Tax Sharing Agreement, where the company is part of IBM’s consolidated tax filings, the company records the initial income tax benefits associated with an uncertain tax position using its best estimate at the time the position originates and makes a final settlement of the position with IBM for the recorded amounts. Consequently, any recognition and subsequent changes in assessment about the sustainability of tax positions, including valuation allowances and interest and penalties, are the responsibility of IBM. Because the company bears no risk associated with the sustainability of uncertain tax positions, there are no uncertain tax liabilities recorded in the Consolidated Financial Statements.

Where the company is not part of IBM’s consolidated tax filings, to the extent that new information becomes available that causes the company to change its judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact the company’s provision for income taxes in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in provision for income taxes.

Equipment under Operating Lease

Equipment under operating lease is carried at cost and depreciated over the lease term using the straight-line method, generally ranging from one to six years. The depreciable basis is the original cost of the equipment less the estimated residual value of the equipment at the end of the lease term. These assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment test is based on undiscounted cash flows, and, if impaired, the asset is written down to fair value based on either discounted cash flows or appraised values.

Expense and Other Income

Selling, General and Administrative Expense

Selling, General and Administrative (SG&A) expense is charged against income as incurred. Expenses of promoting and selling financing solutions are classified as selling expense and include such items as compensation, advertising, sales commissions and travel. General and administrative expense includes such items as compensation, legal costs, office supplies, non-income taxes, insurance and office rental. In addition, a portion of SG&A is payable to IBM. For further information, see note C, “Relationship with IBM and Related Party Transactions,” to the audited Consolidated Financial Statements.

Other Income and Expense

Other income and expense includes the net gain or loss from the sale of IBM and OEM IT equipment to clients, as well as the sale of equipment to IBM upon termination of a lease. Also included are foreign currency gains and losses and fees for credit insurance.

Translation of Non-U.S. Currency Amounts

Assets and liabilities of non-U.S. consolidated subsidiaries that have a local functional currency are translated to U.S. dollars at year-end exchange rates. Translation adjustments are recorded in other comprehensive income. Income and expense items are translated at weighted-average rates of exchange prevailing during the year.

Non-monetary assets and liabilities of non-U.S. consolidated subsidiaries that operate in U.S. dollars are translated at the approximate exchange rates prevailing when the company acquired the assets or liabilities. All other assets and liabilities denominated in a currency other than U.S. dollars are translated at year-end exchange rates with the transaction net gain or loss recognized in other (income) and expense. Income and expense items are translated at the weighted-average rates of exchange prevailing during the year. These translation gains and losses are included in net income for the period in which exchange rates change.

Derivative Financial Instruments

The company’s earnings and cash flows are subject to fluctuations due to changes in foreign currency exchange rates and interest rates. The company may use derivative financial instruments to manage foreign currency exchange rate and interest rate exposures. Derivatives that the company uses are primarily foreign exchange forward contracts. All derivatives are recorded at fair value. For additional information, see note D, “Financial Instruments,” to the audited Consolidated Financial Statements.

NOTE B. ACCOUNTING CHANGES

New Standards to be Implemented

In June 2016, the Financial Accounting Standards Board (FASB) issued guidance for credit impairment based on an expected loss rather than incurred loss model. The guidance requires the consideration of all available relevant information when estimating expected credit losses, including past events, current conditions and forecasts and their implications for expected credit losses. The guidance is effective January 1, 2020, with a one-year early adoption permitted. The company is currently evaluating the impact of the new guidance on its consolidated financial results.

In February 2016, the FASB issued guidance that changes the accounting for leases. The guidance requires lessees to recognize right-of-use assets and lease liabilities for most leases in the Consolidated Statement of Financial Position. The guidance makes some changes to lessor accounting, including the elimination of the use of third-party residual value guarantees in the capital lease test, and overall aligns with the new revenue recognition guidance. The guidance also requires qualitative and quantitative disclosures to assess the amount, timing and uncertainty of cash flows arising from leases. The company will adopt the guidance as of the effective date of January 1, 2019. The company is currently evaluating the impact of the new guidance on its consolidated financial results.

The FASB issued guidance on the recognition of revenue from contracts with customers in May 2014 with amendments in 2015 and 2016. Revenue recognition will depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The guidance was initially effective January 1, 2017, and early adoption was not permitted. The amended guidance provides for a one-year deferral of the effective date to January 1, 2018, with an option of applying the standard on the original effective date. The company will adopt the guidance on January 1, 2018, and will apply the cumulative catch-up transition method. The guidance is not expected to have a material impact on the consolidated financial results.

NOTE C. RELATIONSHIP WITH IBM AND RELATED PARTY TRANSACTIONS

IBM Credit is a captive finance company and an indirect, wholly owned subsidiary of IBM. IBM Credit generally conducts its financing activities with IBM on an arm’s-length basis, subject in certain cases, particularly with respect to originations, to commercial factors, including IBM’s relationship with a client. The following is a description of certain material relationships between IBM Credit and IBM, regarding support, operating, borrowing, licensing, service and other arrangements.

Support Agreement

Pursuant to a Support Agreement between IBM and IBM Credit, IBM has agreed to retain, directly or indirectly, beneficial ownership of at least 51 percent of the equity voting interests in the company at all times. IBM has also agreed to cause the company to have a minimum consolidated tangible net worth of at least $50 million on the last day of each of the company’s fiscal years (with consolidated tangible net worth for purposes of this discussion of the Support Agreement understood to mean (a) the total assets of IBM Credit and its consolidated subsidiaries less (b) the intangible assets and total liabilities of IBM Credit and its consolidated subsidiaries). IBM has also agreed to cause the company to maintain a leverage ratio not to exceed 11 to 1 for each of the company’s fiscal quarters (with leverage ratio for purposes of this discussion of the Support Agreement understood to mean, for any calendar quarter, IBM Credit’s debt-to-equity ratio as reported in, and calculated in the manner set forth in, IBM Credit’s periodic report covering such fiscal quarter). In the event that the company’s leverage ratio at the end of any fiscal quarter is higher than 11 to 1, then, upon demand by the company, IBM has agreed to make or cause to be made a capital contribution to the company in an amount sufficient to cause the company’s leverage ratio to not exceed 11 to 1. The Support Agreement is not a guarantee by IBM of any indebtedness, other obligation, or liability of any kind of IBM Credit.

Operating Relationship

The company originates financing with end-user clients, which are primarily IBM customers that elect to finance their acquisition of IBM’s hardware, software, and services.

For IBM Total Solution Offerings in certain countries, as well as for certain government contracts, IBM Credit is not a party to IBM’s contract with the end-user client. Instead, IBM directly provides the end-user client with the financing. Beginning in 2016, IBM Credit purchases a participation interest from IBM that represents the financing portion of such transactions and assumes the credit risk of IBM’s end-user client. The outstanding amount of these receivables, net of allowance for credit losses, was $2,423 million as of December 31, 2016 and is included in the Consolidated Statement of Financial

Position as receivables purchased/participated from IBM. Prior to 2016, the receivables were part of financing receivables in the Consolidated Statements of Financial Position. These receivables earned $21 million of interest income in 2016, which is included in the Consolidated Statement of Earnings as financing revenue. For additional information, see note E, “Financing Receivables, Receivables Purchased/Participated from IBM,” to the audited Consolidated Financial Statements.

The company purchases interests in certain of IBM’s trade accounts receivable at a discount and assumes the associated credit risk of IBM’s client. Amounts outstanding, net of allowance for credit losses, at December 31, 2016 and 2015 were $1,474 million and $1,074 million, respectively, and are included in receivables purchased/participated from IBM in the Consolidated Statement of Financial Position. The finance income earned from these receivables was $39 million, $34 million and $38 million, in 2016, 2015 and 2014, respectively, and it is included in financing revenue in the Consolidated Statement of Earnings. For additional information, see note E, “Financing Receivables, Receivables Purchased/Participated from IBM,” to the audited Consolidated Financial Statements.

In certain countries, the company provides loans to IBM, primarily in support of IBM’s Technology Services & Cloud Platforms segment’s acquisition of IT assets, which it uses in external, revenue-producing services contracts. This financing is included in the Consolidated Statement of Financial Position as financing receivables from IBM. The interest income earned from these receivables was $129 million, $141 million and $136 million, in 2016, 2015 and 2014, respectively, and it is included in financing revenue in the Consolidated Statement of Earnings. The amount of such financings outstanding at December 31 was $3,513 million and $3,302 million for 2016 and 2015, respectively.

The company invests a portion of its excess cash in short-term interest bearing accounts with IBM, which can be withdrawn upon demand. The company’s investment of excess cash with IBM was $450 million and $46 million at year-end 2016 and 2015, respectively. The higher cash position in 2016 provided additional liquidity to the newly formed subsidiaries. The cash on deposit with IBM is presented in other assets in the Consolidated Statement of Financial Position. Interest income earned from these investments during the reported periods was not material.

In addition, the company provides financing at market rates to suppliers, distributors and resellers of IBM products and services, a portion of which is supplemented by financing incentives from IBM to cover an interest free period. Fee income earned from these financing incentives under these arrangements was $142 million, $155 million, and $221 million in 2016, 2015, and 2014, respectively. These fees are included in financing revenue in the Consolidated Statement of Earnings and are deferred and recognized over the term of the financing arrangement.

Borrowing Relationship

The company has a credit facility with IBM that allows the company to obtain short-term and long-term funding on an as needed basis and the company seeks to substantially match fund the term, currency and interest rate variability of the underlying financing assets. The general terms of the loans are set forth in a customary intercompany loan agreement, which includes standard default clauses (including failure to pay interest or principal when due, bankruptcy and ceasing to be a wholly owned subsidiary). The specific terms of any individual loan, including the interest rate and term applicable to each loan, are set forth in a loan confirmation statement that is issued at the time of each individual borrowing under the facility. IBM Credit is entitled to prepay loans issued under this credit facility from time to time, subject to payment of any agreed penalty or premium.

These loans are included in the Consolidated Statement of Financial Position as debt payable to IBM. At December 31, 2016 and 2015, the company had borrowings outstanding under such agreements of $26,306 million and $26,683 million, respectively. Interest expense of $301 million, $425 million and $467 million was incurred on loans from IBM during 2016, 2015, and 2014, respectively, and are included in the Consolidated Statement of Earnings as financing cost. For more information on short-term and long-term funding, see note G, “Borrowings,” to the audited Consolidated Financial Statements.

Services and Other Arrangements

The company sources a number of services from IBM, including functional support for collection administration, treasury, accounting, legal, tax, human resources, marketing and IT. In certain instances, IBM acts as IBM Credit’s billing and collection agent and forwards the financing payments to IBM Credit. The company also has the right to use certain IBM intangibles in its business. Where practical, allocations of the expenses incurred by IBM in the provision of these functional support services are based upon direct usage. For the remainder, where possible, expenses are allocated on measurable non-financial drivers, such as number of employees. When a clear and measurable non-financial driver cannot be established, these expenses are allocated based on a measurable financial driver, such as net margin. Management believes that these allocation methods are reasonable. In addition, the company conducts its global operations primarily from IBM leased or IBM owned facilities for which IBM charges the company for occupancy expenses by IBM based on square footage space usage with no fixed term commitment. For the support services and occupancy expenses referred to above, IBM charged the company $223 million, $190 million, and $230 million in 2016, 2015, and 2014, respectively.

The company participates in the various IBM stock-based compensation plans, including awards of Restricted Stock Units and Performance Share Units. Amounts charged by IBM to the company related to stock-based compensation expense during the periods reported were not material.

The company participates in certain multiemployer retirement-related plans that are sponsored by IBM. Charges from IBM to the company in relation to these multiemployer plans (including non-pension post-retirement benefits) are limited to service costs. The company is charged by IBM using an allocation method based on the number of employees. Contributions and any other types of costs for these multiemployer plans are the responsibility of IBM. In certain countries, the retirement-related plan obligation is owned by the company and is generally calculated using actuarial valuations. These plans are accounted for as multiple-employer plans. Under these plans, IBM manages the assets and allocates them to the company based on the company’s obligation. For additional information, see note J, “Retirement-Related Benefits,” to the audited Consolidated Financial Statements.

Expenses related to the services discussed above are included in SG&A expense in the Consolidated Statement of Earnings. It is not practical to estimate the actual costs that would have been incurred had IBM Credit been a separate company during the periods presented. These costs also may not be indicative of the expenses that IBM Credit will incur in the future, or would have incurred if the company had obtained these services from a third party.

The outstanding amount of accounts payable to IBM of $2,127 million and $2,542 million at December 31, 2016 and December 31, 2015 respectively, primarily relate to unsettled purchases of equipment or receivables/loans (for software and services) from IBM. This payable account is non-interest bearing and short-term in nature and is expected to be settled in the normal course of business. In 2016, $1.0 billion of the balance payable to IBM as of December 31, 2015 was settled through a non-cash, equity contribution to the company from IBM.

Tax Sharing Agreement

The company’s U.S. federal and certain state and foreign operations are included in various IBM consolidated tax returns; and, in such cases, IBM makes payments to tax authorities on the company’s behalf. IBM and the company maintain a Tax Sharing Agreement for any operations included in an IBM consolidated tax return, pursuant to which IBM charges the company for any taxes owed and reimburses the company for tax attributes generated. Such charges or reimbursements are based upon a calculation of the company’s relevant pro forma stand-alone tax return.

NOTE D. FINANCIAL INSTRUMENTS

Fair Value Measurements

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present the company’s financial assets and financial liabilities that are measured at fair value on a recurring basis at December 31, 2016 and 2015.

(Dollars in millions)
At December 31, 2016	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents (1)
Time deposits and certificates of deposit	$—	$1,019	$—	$1,019
Money market funds	100	—	—	100
Total	100	1,019	—	1,119
Derivative assets (2)
Foreign exchange contracts with IBM	—	115	—	115
Total	—	115	—	115	(4)
Total assets	$100	$1,134	$—	$1,234	(4)
Liabilities:
Derivative liabilities (3)
Foreign exchange contracts with IBM	$—	$50	$—	$50
Foreign exchange contracts	—	47	—	47
Total liabilities	$—	$97	$—	$97	(4)

(1) Included within cash and cash equivalents in the Consolidated Statement of Financial Position.

(2) The gross balance of derivative assets contained within other assets in the Consolidated Statement of Financial Position at December 31, 2016 is $115 million.

(3)  The gross balance of derivative liabilities contained within other liabilities in the Consolidated Statement of Financial Position at December 31, 2016 is $97 million.

(4) If derivative exposures covered by a qualifying master netting agreement had been netted in the Consolidated Statement of Financial Position, the total derivative asset and liability positions would each have been reduced by $17 million.

(Dollars in millions)
At December 31, 2015	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents (1)
Time deposits and certificates of deposit	$—	$737	$—	$737
Money market funds	13	—	—	13
Total	13	737	—	750
Derivative assets (2)
Foreign exchange contracts with IBM	—	0	—	0
Total	—	0	—	0	(4)
Total assets	$13	$737	$—	$750	(4)
Liabilities:
Derivative liabilities (3)
Foreign exchange contracts with IBM	$—	$0	$—	$0
Total liabilities	$—	$0	$—	$0	(4)

(1) Included within cash and cash equivalents in the Consolidated Statement of Financial Position.

(2) The gross balance of derivative assets contained within other assets in the Consolidated Statement of Financial Position at December 31, 2015 is immaterial.

(3)  The gross balance of derivative liabilities contained within other liabilities in the Consolidated Statement of Financial Position at December 31, 2015 is immaterial.

(4) If derivative exposures covered by a qualifying master netting agreement had been netted in the Consolidated Statement of Financial Position, the total derivative asset and liability positions each would have been reduced by an immaterial amount.

There were no transfers between Levels 1, 2 and 3 for the years ended December 31, 2016 and 2015.

Financial Assets and Liabilities Not Measured at Fair Value

Short-Term Receivables and Payables

Short-term financing receivables are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and short-term debt (including debt payable to IBM) are financial liabilities with carrying values that approximate fair value. If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy, except for short-term debt, which would be classified as Level 2.

Long-Term Receivables

Fair values are based on discounted future cash flows using current interest rates offered for similar loans to clients with similar credit ratings for the same remaining maturities. At December 31, 2016 and 2015, the difference between the carrying amount and estimated fair value for long-term receivables was immaterial. If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy.

Long-Term Debt

Fair value of publicly traded long-term debt is based on quoted market prices for the identical liability when traded as an asset in an active market. For other long-term debt, which includes debt payable to IBM, for which a quoted market price is not available, an expected present value technique that uses rates currently available to the company for debt with similar terms and remaining maturities is used to estimate fair value. The carrying amount of long-term debt (third-party debt as well as debt payable to IBM) was $10,505 million and $12,014 million and the estimated fair value is $10,760 million and $12,061 million at December 31, 2016 and December 31, 2015, respectively. If measured at fair value in the financial statements, long-term debt (including the current portion) would be classified as Level 2 in the fair value hierarchy.

Derivative Financial Instruments

The company operates in multiple currencies and is a lender in the global markets and borrower from IBM. In the normal course of business, the company may be exposed to the impact of interest rate changes and foreign currency fluctuations. The company limits its exposure to core market risks by following established risk management policies and procedures and through the use of match funding from IBM. The terms of the debt payable to IBM are set by the company to substantially match the term and currency of the underlying financing assets. The company may also choose to mitigate any remaining exposure relating to interest rate changes and foreign currency fluctuations through the use of interest rate or foreign currency derivatives.

Derivative assets and liabilities are recorded in other assets and other liabilities on the Consolidated Statement of Financial Position and presented on a gross basis. The notional amounts of the derivative instruments do not necessarily represent amounts exchanged by the parties and are not necessarily a direct measure of the financial exposure. The company also enters into master netting agreements with certain counterparties that allow for netting of exposures in the event of default or breach. However, in the Consolidated Statement of Financial Position, the company does not offset derivative assets against liabilities in master netting arrangements.

Foreign Exchange Risk

The company has entered into foreign currency derivatives to manage foreign currency exposures associated with the company’s funding from IBM.

At December 31, 2016, the total notional amount and fair value amount of the foreign exchange forward contracts was $753 million and $47 million (in a liability position), respectively. The weighted-average maturity of these derivatives was less than 2 months. These derivatives were not designated as hedges for accounting purposes; however, these derivatives represent economic hedges providing an economic offset to the underlying foreign currency exposure. The losses associated with these derivatives were $46 million for the year ended December 31, 2016, and were included in other (income) and expense in the Consolidated Statement of Earnings. For the year ended December 31, 2015, the total notional amount and fair value amount of outstanding derivatives were not material.

At the end of the year 2016, IBM Credit entered into foreign exchange forward contracts with IBM in order to facilitate the reorganization of the company’s legal entity structure that was completed in January 2017. The total notional amount of such contracts was $10.6 billion with a weighted-average maturity of less than 1 month. These derivatives expired in early 2017 and were not replaced.

At December 31, 2016, the fair value of the mentioned foreign exchange forward contracts with IBM were in an aggregate gross asset position of $115 million and certain foreign exchange forward contracts with IBM were in an aggregate gross liability position of $50 million. These exposures were reduced by $17 million due to master netting arrangements with IBM. These derivatives were not designated as hedges for accounting purposes; however, these derivatives represent economic hedges providing an economic offset to the underlying foreign currency exposure. The net gains associated with derivatives with IBM were $115 million for the year ended December 31, 2016, and were included in other (income) and expense in the Consolidated Statement of Earnings. For the year ended December 31, 2015, the total notional amount and fair value amount of outstanding foreign currency derivatives with IBM were not material.

NOTE E. FINANCING RECEIVABLES, RECEIVABLES PURCHASED/PARTICIPATED FROM IBM

Financing receivables consist of Client Financing leases, loans and installment payment plans to end-user clients as well as loans to IBM for terms up to seven years. Assets financed are primarily IT products and services where IBM and the company have experience. Client Financing arrangements are priced to achieve a market yield. Financing receivables also include Commercial Financing working capital financing to suppliers, distributors and resellers of IBM and OEM IT products and services. Payment terms for working capital financing receivables generally range from 30 to 90 days.

The company purchases interests in certain of IBM’s trade accounts receivable at a discount and assumes the credit risk with IBM’s client. These receivables are primarily for IT-related products and services, which are due within 30 days, and IBM performs all servicing under these arrangements. These receivables are included within the Commercial Financing segment.

Beginning in 2016, the company began participating in receivables from IBM for certain long-term financing receivables generated from IBM’s Total Solution Offerings in certain countries, as well as for certain government contracts. These receivables are included in the Client Financing segment. The company assumes the credit risk of IBM’s clients for all purchased interests in, and participated in receivables from, IBM.

Investment in direct financing leases

(Dollars in millions)
At December 31:	2016	2015
Gross lease payments receivable	$5,985	$7,485
Estimated residual value	602	730
Deferred initial direct costs	56	66
Unearned income	(453)	(534)
Allowance for credit losses	(95)	(211)
Net investment in direct financing leases	$6,094	$7,536

The scheduled maturities of minimum lease payments outstanding for capital leases at December 31, 2016 and 2015, expressed as a percentage of the total, are approximately as follows:

Year	2016	2015
2016	—%	44%
2017	46	27
2018	29	18
2019	17	8
2020	6	3
2021 and beyond	2	0
	100%	100%

Client Financing loans and installment payment receivables

(Dollars in millions)
At December 31:	2016	2015
Gross loan payments receivable	$9,697	$13,366
Deferred initial direct costs	67	71
Unearned income	(489)	(717)
Allowance for credit losses	(125)	(373)
Net Client Financing loans and installment payment receivables	$9,150	$12,347

Commercial Financing receivables

(Dollars in millions)
At December 31:	2016	2015
Commercial financing receivables	$9,458	$8,754
Allowance for credit losses	(21)	(17)
Net Commercial Financing receivables	$9,436	$8,737

Purchased and participated receivables from IBM

(Dollars in millions)
At December 31:	2016	2015
Short-term purchased receivables from IBM	$1,496	$1,097
Allowance for credit losses on purchased receivables	(22)	(24)
Long-term participated receivables from IBM	2,436	N/A
Allowance for credit losses on participated receivables	(13)	N/A
Net purchased and participated receivables from IBM	$3,897	$1,074

The company utilizes certain of its financing receivables as collateral for nonrecourse borrowings. Financing receivables pledged as collateral for borrowings were $689 million and $545 million at December 31, 2016 and December 31, 2015, respectively.

The company did not have any financing receivables held for sale as of December 31, 2016 and December 31, 2015.

Financing Receivables by Portfolio Segment

The following tables present Client Financing receivables on a gross basis, excluding the allowance for credit losses and residual value, by portfolio segment and by class, excluding Commercial Financing receivables and other miscellaneous financing receivables at December 31, 2016 and December 31, 2015. Commercial Financing receivables and purchased receivables from IBM are excluded from the presentation of financing receivables by portfolio segment as they are short term in nature and the current estimated risk of loss and resulting impact to the company’s financing results are not material. The company determines its allowance for credit losses based on three portfolio segments: lease receivables, loan receivables and participated receivables from IBM, and further segments the portfolio into three classes: Americas, EMEA and Asia Pacific.

(Dollars in millions)
At December 31, 2016:	Americas	EMEA	Asia Pacific	Total
Financing receivables
Lease receivables	$3,693	$798	$1,098	$5,588
Loan receivables	5,678	2,284	1,313	9,275
Participated receivables from IBM	479	1,061	896	2,436
Ending balance	$9,850	$4,142	$3,307	$17,299
Collectively evaluated for impairment	$9,755	$4,132	$3,251	$17,139
Individually evaluated for impairment	$95	$10	$55	$160

Allowance for credit losses
Beginning balance at January 1, 2016
Lease receivables	$52	$16	$143	$211
Loan receivables	122	51	200	373
Total	$174	$68	$343	$584
Receivable write-offs	$(13)	$(19)	$(79)	$(111)
Recoveries	2	0	—	2
Provision for credit losses	69	4	(16)	57
Foreign currency translation adjustment	14	0	(17)	(3)
Other	(86)	(37)	(174)	(297)
Ending balance at December 31, 2016	$160	$16	$58	$233
Lease receivables	$38	$2	$55	$95
Loan receivables	$113	$11	$0	$125
Participated receivables from IBM	$8	$3	$2	$13

Collectively evaluated for impairment	$71	$13	$7	$91
Individually evaluated for impairment	$88	$3	$50	$142

Write-offs of lease receivables and loan receivables were $78 million and $33 million, respectively, in 2016. Provisions for credit losses recorded for lease receivables, loan receivables and participated receivables from IBM were $11 million, $34 million and $13 million, respectively, in 2016. The amount reported in “Other,” in the table above, which is primarily loans, reflects the reduction in allowance for credit losses in 2016 associated with certain impaired receivables that were retained by IBM due to IBM’s ongoing collection efforts. For additional information, see note A, “Significant Accounting Policies,” to the audited Consolidated Financial Statements.

(Dollars in millions)
At December 31, 2015:	Americas	EMEA	Asia Pacific	Total
Financing receivables:
Lease receivables	$4,266	$1,345	$1,407	$7,018
Loan receivables	6,527	3,679	2,514	12,720
Ending balance	$10,793	$5,024	$3,920	$19,737
Collectively evaluated for impairment	$10,674	$4,963	$3,570	$19,207
Individually evaluated for impairment	$119	$61	$351	$531

Allowance for credit losses
Beginning balance at January 1, 2015
Lease receivables	$35	$23	$104	$161
Loan receivables	120	53	216	390
Total	$155	$76	$320	$551
Receivable write-offs	$(3)	$(12)	$(45)	$(61)
Recoveries	2	0	—	2
Provision for credit losses	44	11	87	142
Foreign currency translation adjustment	(25)	(8)	(19)	(51)
Other	2	0	(0)	1
Ending balance at December 31, 2015	$174	$68	$343	$584
Lease receivables	$52	$16	$143	$211
Loan receivables	$122	$51	$200	$373

Collectively evaluated for impairment	$55	$16	$8	$80
Individually evaluated for impairment	$118	$52	$335	$505

Write-offs of lease receivables and loan receivables were $22 million and $39 million, respectively, in 2015. Provisions for credit losses recorded for lease receivables and loan receivables were $88 million and $54 million, respectively, in 2015.

When determining the allowances, financing receivables are evaluated either on an individual or a collective basis. For individually evaluated receivables, the company determines the expected cash flow for the receivable and calculates an estimate of the potential loss and the probability of loss. For those accounts in which the loss is probable, the company records a specific reserve. In addition, the company records an unallocated reserve that is determined by applying a reserve rate to its different portfolios, excluding accounts that have been specifically reserved. This reserve rate is based upon credit rating, probability of default, term, characteristics (lease/loan) and loss history.

Financing Receivables on Non-Accrual Status

The following table presents the recorded investment in financing receivables which were on non-accrual status at December 31, 2016 and 2015, respectively. Financing receivables from IBM are short term receivables that the company considers collectable and without third party risk, as such, these receivables are not included in the non-accrual status reported.

(Dollars in millions)
At December 31:	2016	2015
Lease receivables
Americas	$15	$22
EMEA	2	0
Asia Pacific	11	42
Total lease receivables	$28	$64

Loan receivables
Americas	$87	$77
EMEA	5	2
Asia Pacific	1	22
Total loan receivables	$93	$101
Total receivables	$121	$165

There were no participated receivables from IBM on non-accrual in 2016.

Impaired Receivables

The company considers any receivable with an individually evaluated reserve as an impaired receivable based on current information and events. Depending on the level of impairment, receivables will also be placed on non-accrual status.

The decline in recorded investment and related allowance in 2016, as compared to 2015, reflects certain impaired receivables and associated allowances that were retained by IBM due to IBM’s ongoing collection efforts. For additional information, see note A, “Significant Accounting Policies,” to the audited Consolidated Financial Statements.

The following tables present impaired receivables.

(Dollars in millions)	At December 31, 2016		At December 31, 2015
	Recorded Investment	Related Allowance	Recorded Investment	Related Allowance
Americas	$95	$88	$119	$118
EMEA	10	3	61	52
Asia Pacific	55	50	350	335
Total	$160	$142	$531	$505

	At December 31, 2016			At December 31, 2015
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
Americas	$134	$0	$—	$111	$0	$—
EMEA	50	0	—	63	0	—
Asia Pacific	272	0	—	363	0	—
Total	$456	$0	$—	$538	$0	$—

Credit Quality Indicators

The company’s credit quality indicators, which are based on rating agency data, publicly available information and information provided by clients, as well as other information, are reviewed periodically based on the relative level of risk. The resulting indicators are a numerical rating system that maps to Moody’s Investors Service credit ratings as shown below. The company uses information provided by Moody’s, where available, as one of many inputs in its determination of client credit ratings.

The following tables present the net recorded investment for each class of receivables, by credit quality indicator, at December 31, 2016 and 2015. Receivables with a credit quality indicator ranging from Aaa to Baa3 are considered investment grade. All others are considered non-investment grade. In certain circumstances, the company may mitigate credit risk through arrangements with third parties, including credit insurance, financial guarantees, or nonrecourse borrowings. The credit quality indicators do not reflect these mitigation actions.

	Lease Receivables			Loan Receivables			Participated Receivables with IBM
(Dollars in millions)			Asia			Asia			Asia
At December 31, 2016:	Americas	EMEA	Pacific	Americas	EMEA	Pacific	Americas	EMEA	Pacific
Credit Ratings:
Aaa — Aa3	$432	$35	$44	$658	$99	$55	$56	$46	$38
A1 — A3	757	77	403	1,152	220	507	97	102	345
Baa1 — Baa3	747	250	273	1,137	713	344	96	332	234
Ba1 — Ba2	796	239	153	1,211	682	193	102	317	131
Ba3 — B1	555	141	88	845	404	111	71	188	76
B2 — B3	287	48	69	437	139	87	37	64	60
Caa — D	81	6	12	123	17	15	10	8	10
Total	$3,655	$796	$1,042	$5,565	$2,273	$1,313	$471	$1,058	$894

	Lease Receivables			Loan Receivables
(Dollars in millions)			Asia			Asia
At December 31, 2015:	Americas	EMEA	Pacific	Americas	EMEA	Pacific
Credit Ratings:
Aaa — Aa3	$458	$72	$46	$696	$195	$83
A1 — A3	991	111	408	1,507	304	747
Baa1 — Baa3	948	466	398	1,441	1,273	728
Ba1 — Ba2	885	358	191	1,345	976	350
Ba3 — B1	403	215	100	613	588	183
B2 — B3	442	81	82	672	221	150
Caa — D	87	26	40	132	71	73
Total	$4,214	$1,329	$1,263	$6,405	$3,628	$2,314

Past Due Financing Receivables

The company considers financing receivables past due when any installment is over 90 days past due. The following table summarizes receivables by aging category, where fully reserved receivables are excluded. The past due aging categories represent only the portion of a financing receivable which is past due. Current financing receivables represent total financing receivables excluding receivables which are past due for greater than 90 days and fully reserved receivables. Financing receivables past due for greater than 90 days and accruing represent the total billed and unbilled value at a contract level for receivables with outstanding installments greater than 90 days past due. Payments are received monthly from IBM for receivables participated in by IBM Credit. For participated receivables past due over 90 days, amounts collected from IBM associated with the amounts past due over 90 days and unpaid by the end-user client are returned to IBM. Amounts returned to IBM during the periods reported were not material.

						Recorded
	Total	Total	Total	Current	Total	Investment
(Dollars in millions)	Past Due	Past Due	Past Due	Financing	Financing	> 90 days and
At December 31, 2016	31-60 days (1)	61-90 days (1)	> 90 days (1)	Receivables	Receivables	accruing (2)
Lease receivables
Americas	$9	$4	$8	$3,666	$3,693	$37
EMEA	3	2	2	790	798	6
Asia Pacific	1	1	11	1,041	1,098	37
Total lease receivables	$13	$7	$20	$5,497	$5,588	$80
Loan receivables
Americas	$15	$7	$12	$5,639	$5,678	$57
EMEA	8	5	5	2,273	2,284	14
Asia Pacific	—	—	4	1,308	1,313	42
Total loan receivables	$23	$12	$20	$9,220	$9,275	$113
Participated receivables with IBM
Americas	N/A	N/A	$—	$479	$479	$—
EMEA	N/A	N/A	—	1,060	1,060	—
Asia Pacific	N/A	N/A	—	896	896	—
Total participated receivables with IBM	N/A	N/A	$—	$2,436	$2,436	$—
Total receivables	$36	$18	$41	$17,152	$17,299	$195

N/A - Not applicable

(1) Only the portion of a financing receivable which is greater than 90 days past due, excluding amounts that are fully reserved

(2) At a contract level, which includes total billed and unbilled amounts for aged financing receivables greater than 90 days

						Recorded
	Total	Total	Total	Current	Total	Investment
(Dollars in millions)	Past Due	Past Due	Past Due	Financing	Financing	> 90 days and
At December 31, 2015	31-60 days (1)	61-90 days (1)	> 90 days (1)	Receivables	Receivables	accruing (2)
Lease receivables
Americas	$15	$13	$16	$4,226	$4,266	$142
EMEA	2	0	1	1,313	1,345	2
Asia Pacific	3	0	18	1,243	1,407	21
Total lease receivables	$19	$14	$35	$6,782	$7,018	$164
Loan receivables
Americas	$13	$10	$16	$6,424	$6,527	$192
EMEA	6	1	1	3,645	3,679	4
Asia Pacific	2	3	20	2,300	2,514	16
Total loan receivables	$21	$15	$37	$12,369	$12,720	$213
Total receivables	$40	$28	$72	$19,152	$19,737	$377

(1) Only the portion of a financing receivable which is greater than 90 days past due, excluding amounts that are fully reserved

(2) At a contract level, which includes total billed and unbilled amounts for aged financing receivables greater than 90 days

Troubled Debt Restructuring

The company assessed all restructurings during the periods presented and determined that there were no significant troubled debt restructurings for the years ended December 31, 2016, 2015 and 2014.

NOTE F. EQUIPMENT UNDER OPERATING LEASE

Equipment under operating lease consists primarily of lease contracts for IT equipment. Equipment under operating lease, net of accumulated depreciation as of December 31, 2016 and 2015 is as follows:

(Dollars in millions)
At December 31:	2016	2015
Equipment under operating lease, at cost	$1,005	$1,271
Less: Accumulated depreciation	(499)	(670)
Equipment under operating lease, net	$506	$602

NOTE G. BORROWINGS

The company may, at times, pledge financing receivables as collateral for non-recourse short-term and long-term borrowings. The amount of such non-recourse borrowings are reflected in the short-term and long-term debt tables below.

Short-Term Debt

(Dollars in millions)
At December 31:	2016	2015
Debt	$44	$33
Debt payable to IBM	16,481	15,202
Total	$16,525	$15,235

The weighted-average interest rate for debt was 12.2 percent and 11.1 percent at December 31, 2016 and December 31, 2015, respectively, and relates primarily to borrowings in Latin America. The weighted-average interest rate for debt payable to IBM was 0.8 percent and 0.6 percent at December 31, 2016 and December 31, 2015, respectively. Short-term financing receivables pledged as collateral for these borrowings was $8 million at December 31, 2016 and $11 million at December 31, 2015.

Long-Term Debt

(Dollars in millions)
At December 31:	2016	2015
Debt	$681	$533
Debt payable to IBM	9,824	11,480
Total	$10,505	$12,014

The weighted-average interest rate for debt was 6.8 percent and 3.1 percent at December 31, 2016 and December 31, 2015, respectively. The increase in the weighted-average interest rate was driven by non-recourse borrowings in Brazil. Debt is primarily comprised of non-recourse borrowings where the company utilizes certain of its financing receivables as collateral. Long-term financing receivables pledged as collateral for these borrowings were $681 million at December 31, 2016 and $533 million at December 31, 2015, and relate primarily to borrowings in the U.S. and Latin America.

At December 31, 2016, debt had interest rates that ranged from 1.4 percent to 14.5 percent. Interest rates associated with non-recourse borrowings, which represents the high end of the interest rate range noted above, are reflective of the implicit rate of the underlying client receivables assigned to a third party. Debt payable to IBM reflects the rate at which the company can borrow, which represents the low end of the interest rate range noted above.

The weighted-average interest rate for debt payable to IBM was 1.0 percent and 2.4 percent at December 31, 2016 and December 31, 2015, respectively. In 2016, debt payable to IBM had interest rates that ranged from 0.2 percent to 2.5 percent.

Contractual maturities of long-term debt outstanding at December 31, 2016 are as follows:

(Dollars in millions)						2022 and
At December 31:	2017	2018	2019	2020	2021	beyond	Total
Debt	$301	$221	$119	$30	$9	$1	$681
Debt payable to IBM	3,611	3,053	1,450	1,415	185	110	9,824
Total	$3,912	$3,274	$1,569	$1,445	$195	$111	$10,505

Interest on Debt

The company recognized interest expense of $364 million in 2016, $466 million in 2015 and $514 million in 2014, of which $301 million, $425 million and $467 million was interest expense on debt payable to IBM, respectively.

Lines of Credit

The company has committed lines of credit in some of the geographies which are not significant in the aggregate. Interest rates and other terms of borrowing under these lines of credit vary from country to country, depending on local market conditions.

NOTE H. CONTINGENCIES AND COMMITMENTS

Contingencies

The company is or may be involved in a variety of ongoing claims, demands, suits, investigations, tax matters and proceedings that arise in the ordinary course of its business. Certain of these actions and proceedings are similar to suits filed against other financial institutions and captive finance companies. These include collection and bankruptcy proceedings related to its leases and loans and proceedings concerning client allegations of wrongful repossession or defamation of credit.

In accordance with the relevant accounting guidance, the company provides disclosures of matters for which the likelihood of material loss is at least reasonably possible. In addition, the company also discloses matters based on its consideration of other matters and qualitative factors, including the experience of other companies in the industry, and investor, client and employee relations considerations.

The company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The company reviews claims, suits, investigations and proceedings at least quarterly, and decisions are made with respect to recording or adjusting provisions and disclosing reasonably possible losses. As of December 31, 2016, there were no matters for which the likelihood of material loss is at least reasonably possible.

Commitments

The company’s extended lines of credit to third-party entities include unused amounts of $6,174 million and $4,989 million at December 31, 2016 and December 31, 2015, respectively. These amounts were available to the company’s Commercial Financing suppliers, distributors and resellers to support additional loan advances, or purchases of factored receivables, to meet their working capital liquidity needs. In addition, the company has committed to provide future financing to its clients in connection with client purchase agreements for approximately $404 million and $2,087 million at December 31, 2016 and December 31, 2015, respectively.

NOTE I. TAXES

(Dollars in millions)
For the year ended December 31:	2016	2015	2014
Income from continuing operations before income taxes:
U.S. operations	$259	$338	$361
Non-U.S. operations	460	445	414
Total income from continuing operations before income taxes	$719	$783	$775

The income from continuing operations provision for income taxes by geographic operations is as follows:

(Dollars in millions)
For the year ended December 31:	2016	2015	2014
Continuing operations provision for income taxes:
U.S. operations	$100	$132	$140
Non-U.S. operations	122	179	128
Total continuing operations provision for income taxes	$222	$311	$268

The components of the income from continuing operations provision for income taxes/(benefits) by taxing jurisdiction are as follows:

(Dollars in millions)
For the year ended December 31:	2016	2015	2014
U.S. Federal:
Current	$156	$162	$285
Deferred	(73)	(52)	(169)
Total	$83	$109	$117

U.S. State and local:
Current	$32	$33	$58
Deferred	(15)	(11)	(35)
Total	$17	$22	$24

Non-U.S.:
Current	$176	$237	$201
Deferred	(55)	(58)	(73)
Total	$122	$179	$128

Total continuing operations provision for income taxes	$222	$311	$268

Discontinued operations provision for income taxes	$85	$166	$134

Total taxes included in net income	$307	$477	$402

If the company’s provision for income taxes had been prepared using the separate tax return method without modification for the benefits-for-loss approach, there would be no material difference in the total taxes included in net income reported in each of the years above. For additional information, see note A, “Significant Accounting Policies,” to the audited Consolidated Financial Statements.

A reconciliation of the statutory U.S. federal tax rate to the company’s effective tax rate from continuing operations is as follows:

For the year ended December 31:	2016	2015	2014
Statutory rate	35.0%	35.0%	35.0%
Foreign tax differential	(4.7)%	(4.6)%	(4.9)%
State and local	1.6%	1.9%	2.1%
Valuation allowance	(0.8)%	7.6%	2.8%
Other	(0.3)%	(0.2)%	(0.3)%
Effective rate on continuing operations	30.8%	39.7%	34.6%

The component reflected within the tax rate reconciliation table above labeled “Foreign tax differential” includes the effects of foreign subsidiaries’ earnings taxed at rates other than the U.S. statutory rate.

The 2016 continuing operations effective tax rate decreased 8.9 points from 2015. The 2015 continuing operations effective tax rate increased 5.1 points from 2014. In each case, the change was largely due to the establishment of certain foreign valuation allowances in 2015.

The effect of tax law changes on deferred tax assets and liabilities did not have a material impact on the company’s effective tax rate.

The significant components of deferred tax assets and liabilities recorded in other assets and tax liabilities, respectively in the Consolidated Statement of Financial Position are as follows:

Deferred Tax Assets

(Dollars in millions)
At December 31:	2016	2015
Bad debt reserves	$57	$130
Leases	103	66
Depreciation	9	35
Foreign tax loss/credit carryforwards	76	25
Other	54	27
Gross deferred tax assets	$299	$283
Less: valuation allowance	(89)	(81)
Net deferred tax assets	$210	$202

Deferred Tax Liabilities

(Dollars in millions)
At December 31:	2016	2015
Leases	$463	$597
Other	13	11
Gross deferred tax liabilities	$477	$608

The loss carryforwards as of December 31, 2016 and 2015 were $76 million and $25 million (tax effected), respectively, with substantially all of these carryforwards available for at least two and up to five years.

The valuation allowances as of December 31, 2016, 2015 and 2014 were $89 million, $81 million and $21 million, respectively. The amounts principally apply to loss carryforwards, credits and timing differences. In the opinion of management, it is more likely than not that these assets will not be realized. However, to the extent that tax benefits related to these carryforwards are realized in the future, the reduction in the valuation allowance will reduce income tax expense.

The company is subject to taxation in the U.S. and various state and foreign jurisdictions. With respect to the company’s U.S. federal and certain state and foreign operations that are included in applicable IBM consolidated tax returns, pursuant to the Tax Sharing Agreement, any subsequent changes to the company’s income tax liability as a result of valuation allowances and tax examinations are the responsibility of IBM. Therefore, any recognition and subsequent changes in assessment about the sustainability of related tax positions, including interest and penalties, are the responsibility of IBM. As such, there have been no uncertain tax liabilities recorded in the Consolidated Financial Statements as the company bears no risk associated with any subsequent change in the sustainability of uncertain tax positions.

For the company’s separate income tax return filings, the company is generally no longer subject to tax examinations for years prior to 2011. There are no uncertain tax positions recorded in the Consolidated Financial Statements related to separate income tax return filers.

Interest accrued relating to income taxes in the years ended December 31, 2016, 2015 and 2014 was immaterial.

Consistent with IBM’s policies, it is the company’s policy to indefinitely reinvest the undistributed earnings of its non-U.S. operations. Therefore, the company has not provided deferred taxes on the allocation of IBM’s historical undistributed earnings of $21.2 billion to the company, which the company has invested in its non-U.S. assets. However, the company periodically repatriates a portion of these earnings to the extent that it does not incur an additional U.S. tax liability upon such repatriation. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings or any other related deferred tax associated with investments in non-U.S. operations is not practicable.

NOTE J. RETIREMENT-RELATED BENEFITS

IBM Credit employees are eligible to participate in IBM’s retirement plans. Retirement-related plans are accounted for as multiemployer or multiple-employer plans as required by local regulations.

Multiemployer Plans:

For multiemployer plans, IBM allocates charges to the company based on the number of employees. The charges related to multiemployer plans are recorded in the company’s operating results in the Consolidated Statement of Earnings. The amounts of (income) or expense attributed to the company by IBM for the years ended December 31, 2016, 2015 and 2014 were not material.

Charges from IBM to the company in relation to these plans (including non-pension, post-retirement benefits) are limited to service costs. Contributions and any other types of costs are the responsibility of IBM.

Multiple-employer Plans:

For multiple-employer plans (mainly Germany, Japan and Spain) assets and obligations are based on actuarial valuations or allocations and are recorded in the Consolidated Statement of Financial Position. The net liability for multiple-employer plans for the years ended 2016 and 2015 were $39 million and $35 million, respectively. The gross asset and projected benefit obligation (PBO) balances were as follows:  $27 million in assets and $66 million in PBO for 2016, and $28 million in assets and $63 million in PBO for 2015. Actuarial losses in Accumulated Other Comprehensive Income at December 31, 2016 and 2015 were $9 million in each year, respectively. Any gains or losses recorded to Accumulated Other Comprehensive Income in each of the reported periods were not material.

Costs related to multiple-employer plans are recorded in the company’s operating results in the Consolidated Statement of Earnings. The total cost for multiple-employer plans for years ended December 31, 2016, 2015 and 2014 were $5.2 million, $6.9 million and $6.5 million, respectively.

NOTE K. SEGMENT INFORMATION

The company’s operations consist of two business segments: Client Financing and Commercial Financing. The segments represent components of the company for which separate financial information is available that is utilized on a regular basis by the chief operating decision maker in determining how to allocate resources and evaluate performance.

The company is organized on the basis of its financing offerings. The company’s reportable segments are business units that offer different financing solutions based upon the needs of the company’s clients. The segment’s assets are defined by income generating assets within each operating segment and do not represent total assets of the company.

Information about each segment’s business and the financing services that generate each segment’s revenue is located in Item 1 entitled “Business” and in the “Segment Details” section within Item 2 entitled “Financial Information” in the company’s Form 10 filed on May 5, 2017, and as amended on June 22, 2017.

The segments include an allocation of interest expense and SG&A expense by the company to each of its operating segments. Interest expense is allocated based on the average assets of each segment. SG&A expense is allocated based on a measurable financial driver, such as net margin.

(Dollars in millions)	Client	Commercial	Total
At December 31, 2016	Financing	Financing	Segments
Revenue	$1,455	$385	$1,840
Pre-tax income from continuing operations	564	155	719
Depreciation of equipment under operating lease	307	—	307
Financing cost (interest expense)	261	102	364
Provision for credit losses	57	14	72
Assets	21,687	10,911	32,597

(Dollars in millions)	Client	Commercial	Total
At December 31, 2015	Financing	Financing	Segments
Revenue	$1,714	$359	$2,074
Pre-tax income from continuing operations	620	163	783
Depreciation of equipment under operating lease	378	—	378
Financing cost (interest expense)	346	120	466
Provision for credit losses	142	(9)	133
Assets	23,787	9,811	33,598

(Dollars in millions)	Client	Commercial	Total
At December 31, 2014	Financing	Financing	Segments
Revenue	$1,973	$421	$2,394
Pre-tax income from continuing operations	577	198	775
Depreciation of equipment under operating lease	488	—	488
Financing cost (interest expense)	390	125	514
Provision for credit losses	245	(4)	241
Assets	26,556	9,630	36,186

(Dollars in millions)
Reconciliation of IBM Credit as reported	2016	2015	2014
Assets
Total Reportable Segments	$32,597	$33,598	$36,186
Cash and cash equivalents	1,772	1,487	1,301
Deferred taxes	133	136	120
Derivatives	115	—	—
Other	662	366	522
Total consolidated assets from continuing operations	$35,279	$35,586	$38,128

Geographic Information

The following provides information for those countries that are 10 percent or more of the specific category.

Revenue*

(Dollars in millions)
For the year ended December 31:	2016	2015	2014
United States	$540	$610	$681
Brazil	173	293	332
Other countries	1,128	1,171	1,382
Total revenue	$1,840	$2,074	$2,394

* Revenues are generally attributed to countries based on the location of the client.

Financing receivables, net of allowance for credit losses

(Dollars in millions)
For the year ended December 31:	2016	2015	2014
United States	$10,765	$10,675	$10,527
Brazil	1,202	1,456	3,088
Other countries	12,714	16,488	16,681
Total net financing receivables	$24,681	$28,620	$30,297

Equipment under operating lease, net of depreciation

(Dollars in millions)
For the year ended December 31:	2016	2015	2014
United States	$129	$208	$304
Other countries	377	393	465
Total equipment under operating lease - net	$506	$602	$769

NOTE L. DISCONTINUED OPERATIONS

On December 31, 2016, the company divested its remanufacturing and remarketing business in the U.S. to IBM for $121 million. There was no gain or loss recognized on the divestiture and it was settled by cash payment from IBM during the first quarter of 2017, following a contractual asset valuation true-up period.

The company’s Consolidated Statement of Cash Flows includes the cash generated by the divestiture of the business. Cash provided by operating activities of the divested business was $120 million, $273 million and $210 million in the years 2016, 2015 and 2014, respectively.

The remanufacturing and remarketing business included used equipment returned from lease transactions and surplus equipment acquired from IBM or other companies. These assets were refurbished or upgraded and sold or leased directly to IBM’s or IBM Credit’s new or existing end-user clients, as well as to resellers.

The company performed a qualitative and quantitative assessment of the disposal of the U.S. remanufacturing and remarketing business to assess its qualification and treatment as a discontinued operation. The company concluded that the divestiture represented a significant strategic shift in the company’s operations which will have a material effect on the future financial results of the company. As a result, the U.S. remanufacturing and remarketing business results are presented as discontinued operations for all periods reported in the Consolidated Financial Statements.

Following the divestiture of the remanufacturing and remarketing business, the company has agreed to sell to IBM at cost, which approximates fair value, all equipment that is returned to the company at termination of a lease.

Assets included as part of discontinued operations:

(Dollars in millions)	2015
Inventories	$91
Other	14
Total assets included as part of discontinued operation	$105

Liabilities included as part of discontinued operations:

(Dollars in millions)	2015
Accounts payable to IBM	$182
Other	11
Total liabilities included as part of discontinued operation	$192

Profit / (loss) from discontinued operations:

(Dollars in millions)	2016	2015	2014
Revenue	$583	$891	$747
Cost of sales	300	407	339
Selling, general, and administrative expense	66	63	69
Income from discontinued operations before income taxes	$217	$421	$340
Provision for income taxes	85	166	134
Net income from discontinued operations - net of tax	$131	$255	$206

NOTE M. SUBSEQUENT EVENTS

The Consolidated Financial Statements of IBM Credit are derived from the Consolidated Financial Statements of IBM, which issued its financial statements for the year ended December 31, 2016 on February 28, 2017. Accordingly, the company has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through February 28, 2017. Additionally, IBM Credit has evaluated transactions and other events that occurred through the issuance of these Consolidated Financial Statements, May 5, 2017, for purposes of disclosure of unrecognized subsequent events.

In 2017, IBM Global Financing’s legal entity structure was reorganized globally to consolidate Client Financing and Commercial Financing under IBM Credit. Consolidating the financing business under this new structure is intended to drive operational benefits for the company.

The company ended 2016 with a debt-to-equity ratio of approximately 7 to 1. In 2017, the company increased debt payable to IBM and made distributions to IBM, which resulted in an increase in the debt-to-equity ratio to approximately 9 to 1. The company has access to the short-term commercial paper market and the medium-term and long-term debt markets through IBM. The company intends to incur additional third-party debt later in 2017 while maintaining a target debt-to-equity ratio of 9 to 1.

On May 2, 2017, IBM Credit signed a Support Agreement with IBM. For additional information, see note C, “Relationship with IBM and Related Party Transactions,” to the audited Consolidated Financial Statements.

During the second quarter of 2017, certain non-U.S. affiliates became legal subsidiaries of IBM Credit. The financial statements and notes included herein have been revised from the combined basis presented in the company’s Form 10 filed on May 5, 2017, and as amended on June 22, 2017, to a consolidated basis of presentation. The amounts presented in the financial statements and notes have not changed.

SCHEDULE II

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

For the Years Ended December 31:

(Dollars in millions)

	Balance at				Balance at
	Beginning				End
Description	of Period	Additions (1)	Write-offs (2)	Other (3)	of Period
Allowance For Credit Losses:
2016	$626	$72	$(111)	$(309)	$277

2015	$608	$133	$(60)	$(55)	$626

2014	$415	$241	$(25)	$(24)	$608

(1)         Additions for allowance for credit losses are charged to expense accounts.

(2)         For additional information regarding write-offs, see note A, “Significant Accounting Policies,” to the Consolidated Financial Statements.

(3)         In 2016, the amount in “Other” reflects the reduction in allowance for credit losses associated with certain impaired receivables that were retained by IBM due to IBM’s ongoing collection efforts. In addition, the amount in “Other” also comprises currency translation adjustments in all periods reported. For additional information, see note A, “Significant Accounting Policies,” to the Consolidated Financial Statements.

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF EARNINGS

(UNAUDITED)

		Three Months Ended March 31,
(Dollars in millions)	Notes	2017	2016
Revenue
Financing revenue	C	$342	$351
Operating lease revenue		102	127
Total revenue	K	$444	$478
Financing cost (related party cost of $66 in 2017, $81 in 2016)	C,G	$83	$91
Depreciation of equipment under operating lease		62	80
Net margin		$300	$307
Expense and other (income)
Selling, general and administrative		$102	$96
Provision for credit losses		3	76
Other (income) and expense		18	(1)
Total expense and other (income)	C,D	$122	$172
Income from continuing operations before income taxes		$178	$135
Provision for income taxes	C,I	41	43
Income from continuing operations		$137	$92
Income from discontinued operations, net of tax	L	—	35
Net income		$137	$128

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(UNAUDITED)

		Three Months Ended March 31,
(Dollars in millions)	Notes	2017	2016
Net income		$137	$128
Other comprehensive income/(loss), net of tax:
Foreign currency translation		70	124
Retirement-related benefit plans (1)	J	1	0
Other comprehensive income/(loss), net of tax:		$71	$125
Total comprehensive income		$207	$252

(1) Amounts represented relate to multiple-employer plans.

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED  STATEMENT OF FINANCIAL POSITION

(UNAUDITED)

		At March 31,	At December 31,
(Dollars in millions)	Notes	2017	2016
Assets
Cash and cash equivalents	D	$1,879	$1,772
Financing receivables	E	21,097	24,681
(net of allowances of $235 in 2017 and $242 in 2016)
Equipment under operating leases, net	F	462	506
Financing receivables from IBM	C	3,614	3,513
Receivables purchased/participated from IBM	C,E	4,270	3,897
(net of allowances of $38 in 2017 and $35 in 2016)
Other assets	C	1,610	910
Total assets		$32,933	$35,279

Liabilities and member’s interest:
Accounts payable to IBM	C	$514	$2,127
Debt	G	773	724
Debt payable to IBM	C,G	26,975	26,306
Taxes	I	458	669
Other liabilities		1,130	1,750
Total liabilities		$29,850	$31,577
Contingencies and commitments	H
Member’s interest:
Prior investment from member		$3,222	$3,912
Accumulated other comprehensive income/(loss)		(138)	(209)
Total member’s interest		$3,083	$3,703
Total liabilities and member’s interest		$32,933	$35,279

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(Dollars in millions)	2017	2016
Cash flows from operating activities
Net income	$137	$128
Adjustments to reconcile net income to cash provided by operating activities:
Provision for credit losses	3	76
Depreciation	62	80
Deferred taxes	(19)	(37)
Net (gain)/loss on asset sales and other	245	(7)
Change in operating assets and liabilities:
Other assets/other liabilities	(130)	43
Net cash provided by operating activities	$297	$283
Cash flows from investing activities
Originations of financing receivables	$(3,160)	$(2,649)
Collection of financing receivables	3,376	3,896
Short-term financing receivables - net (1)	685	839
Purchase of equipment under operating leases	(57)	(75)
Proceeds from disposition of equipment under operating lease	14	20
Other investing activities - net	(784)	(37)
Net cash provided by/(used in) investing activities	$74	$1,994
Cash flows from financing activities
Proceeds from issuance of debt from IBM	$2,341	$1,950
Principal payments on debt from IBM	(1,595)	(2,139)
Proceeds from issuance of debt	84	120
Principal payments on debt	(89)	(71)
Short-term borrowings from/(repayments to) IBM - net (1)	(242)	(801)
Short-term borrowings/(repayments) - net (1)	45	(17)
Net transfers (to)/from IBM	(827)	(1,230)
Net cash (used in)/provided by financing activities	$(282)	$(2,188)
Effect of exchange rate changes on cash and cash equivalents	$17	$8
Net change in cash and cash equivalents	$107	$96
Cash and cash equivalents at January 1	1,772	1,487
Cash and cash equivalents at March 31	$1,879	$1,584

(1) Short-term represents original maturities of 90 days or less.

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S INTEREST

(UNAUDITED)

	Prior	Accumulated
	Investment	Other	Total
	From	Comprehensive	Member’s
(Dollars in millions)	Member	Income/(Loss)	Interest
Member’s Interest, January 1, 2017	$3,912	$(209)	$3,703
Net income plus other comprehensive income/(loss):
Net income	137		137
Other comprehensive income/(loss)		71	71
Total comprehensive income/(loss), net of tax:			$208
Net transfers (to)/from IBM	(827)		(827)
Member’s Interest, March 31, 2017	$3,222	$(138)	$3,083

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

	Prior	Accumulated
	Investment	Other	Total
	From	Comprehensive	Member’s
(Dollars in millions)	Member	Income/(Loss)	Interest
Member’s Interest, January 1, 2016	$3,957	$(224)	$3,733
Net income plus other comprehensive income/(loss):
Net income	128		128
Other comprehensive income/(loss)		125	125
Total comprehensive income/(loss), net of tax:			$252
Net transfers (to)/from IBM (1)	(316)		(316)
Member’s Interest, March 31, 2016	$3,768	$(100)	$3,669

(1) Includes a $1.0 billion non-cash equity contribution from IBM (see note C, “Relationship with IBM and Related Party Transactions.”)

(Amounts may not add due to rounding.)

(The accompanying notes are an integral part of the financial statements.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE A. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

During the second quarter of 2017, certain non-U.S. affiliates became legal subsidiaries of IBM Credit. The financial statements and notes included herein have been revised from the combined basis presented in the company’s Form 10 filed on May 5, 2017, and as amended on June 22, 2017, to a consolidated basis of presentation. The amounts presented in the financial statements and notes have not changed.

The accompanying Consolidated Financial Statements and related notes of IBM Credit LLC (IBM Credit or the company) have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The interim financial statements and notes are unaudited. In the opinion of the company’s management, these statements include all adjustments, which are only of a normal recurring nature, necessary to present a fair statement of the company’s results of operations, financial position and cash flows. For additional information on the company’s significant accounting policies, refer to note A, “Significant Accounting Policies” to the company’s audited Consolidated Financial Statements. Any changes from those policies are included herein.

The historical presentation of the Consolidated Financial Statements for the company is based on the financing activities of IBM’s IGF segment. The IGF segment operates two primary activities: IBM Credit’s Client Financing and Commercial Financing businesses and IBM’s remanufacturing and remarketing business. In 2016, the company divested its remanufacturing and remarketing business in the U.S. to IBM. For additional information, see note L, “Discontinued Operations,” to the audited Consolidated Financial Statements. Within prior periods presented, account balances not discretely identified to IBM Credit were attributed based on the methodology described in note C, “Relationship with IBM and Related Party Transactions,” note J, “Retirement-Related Benefits,” and note I, “Taxes,” to the audited Consolidated Financial Statements. During 2016, in connection with IGF’s separation of certain assets and liabilities related to IBM Credit’s businesses, Client Financing and Commercial Financing, from IBM’s other businesses in the majority of countries where IGF operates, certain impaired receivables and related allowances were retained by IBM due to IBM’s ongoing collection efforts. Accordingly, these impaired receivables and related provisions were historically part of the IBM Credit business and are included in the Consolidated Financial Statements prior to 2016 but are excluded as of December 31, 2016 and March 31, 2017. For additional information, see note E, “Financing Receivables, Receivables Purchased/Participated from IBM,” to the audited Consolidated Financial Statements. The Consolidated Financial Statements of IBM Credit include all the accounts of IBM Credit and its wholly owned subsidiaries.

Interim results are not necessarily indicative of financial results for a full year. The interim information should be read in conjunction with the company’s audited Consolidated Financial Statements and related notes and schedules included herein.

Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts.

Income Taxes

The company’s provision for income taxes is calculated on reported income before income taxes in the Consolidated Financial Statements using a separate tax return method modified to apply the benefits-for-loss approach, which is consistent with the company’s Tax Sharing Agreement with IBM. Whereas the majority of non-U.S. entities are separate legal tax filers, the company’s U.S. federal and certain state and foreign operations will continue to be included in various IBM consolidated tax returns. In such cases, the provision for income taxes for these entities is computed as if the company filed tax returns on a separate tax return basis and is then adjusted, as necessary, to reflect IBM’s reimbursement for any tax benefits generated by the company.

NOTE B. ACCOUNTING CHANGES

New Standards to be Implemented

In June 2016, the Financial Accounting Standards Board (FASB) issued guidance for credit impairment based on an expected loss rather than incurred loss model. The guidance requires the consideration of all available relevant information when estimating expected credit losses, including past events, current conditions and forecasts and their implications for expected credit losses. The guidance is effective January 1, 2020, with a one-year early adoption permitted. The company is currently evaluating the impact of the new guidance on its consolidated financial results.

In February 2016, the FASB issued guidance that changes the accounting for leases. The guidance requires lessees to recognize right-of-use assets and lease liabilities for most leases in the Consolidated Statement of Financial Position. The guidance makes some changes to lessor accounting, including the elimination of the use of third-party residual value guarantees in the capital lease test, and overall aligns with the new revenue recognition guidance. The guidance also requires qualitative and quantitative disclosures to assess the amount, timing and uncertainty of cash flows arising from leases. The company will adopt the guidance as of the effective date of January 1, 2019. A cross-functional implementation team has been established which is evaluating the lease portfolio, system, process and policy change requirements. The company is currently evaluating the impact of the new guidance on its consolidated financial results.

The FASB issued guidance on the recognition of revenue from contracts with customers in May 2014 with amendments in 2015 and 2016. Revenue recognition will depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The guidance was initially effective January 1, 2017, and early adoption was not permitted. The amended guidance provides for a one-year deferral of the effective date to January 1, 2018, with an option of applying the standard on the original effective date. The company will adopt the guidance on January 1, 2018, and will apply the cumulative catch-up transition method. The guidance is not expected to have a material impact on the consolidated financial results.

Given the scope of work required to implement the recognition and disclosure requirements under the new standard, the company began its assessment process in 2014 and has since made significant progress, including identification of changes to policy, processes, systems and controls. This also includes the assessment of data availability and presentation necessary to meet the additional disclosure requirements of the guidance in the Notes to Consolidated Financial Statements.

NOTE C. RELATIONSHIP WITH IBM AND RELATED PARTY TRANSACTIONS

IBM Credit is a captive finance company and an indirect, wholly-owned subsidiary of IBM. IBM Credit generally conducts its financing activities with IBM on an arm’s-length basis, subject in certain cases, particularly with respect to originations, to commercial factors, including IBM’s relationship with a client. The following is a description of certain material relationships between IBM Credit and IBM, regarding support, operating, borrowing, licensing, service and other arrangements.

Support Agreement

Pursuant to a Support Agreement between IBM and IBM Credit signed on May 2, 2017, IBM has agreed to retain, directly or indirectly, beneficial ownership of at least 51 percent of the equity voting interests in the company at all times. IBM has also agreed to cause the company to have a minimum consolidated tangible net worth of at least $50 million on the last day of each of the company’s fiscal years (with consolidated tangible net worth for purposes of this discussion of the Support Agreement understood to mean (a) the total assets of IBM Credit and its consolidated subsidiaries less (b) the intangible assets and total liabilities of IBM Credit and its consolidated subsidiaries). IBM has also agreed to cause the company to maintain a leverage ratio not to exceed 11 to 1 for each of the company’s fiscal quarters. Leverage ratio for purposes of this discussion of the Support Agreement is understood to mean, for any calendar quarter, IBM Credit’s debt-to-equity ratio as reported in, and calculated in the manner set forth in, IBM Credit’s periodic report covering such fiscal quarter. In the event that the company’s leverage ratio at the end of any fiscal quarter is higher than 11 to 1, then, upon demand by the company, IBM has agreed to make or cause to be made a capital contribution to the company in an amount sufficient to cause the company’s leverage ratio to not exceed 11 to 1. The Support Agreement is not a guarantee by IBM of any indebtedness, other obligation, or liability of any kind of IBM Credit.

Operating Relationship

The company originates financing with end-user clients, which are primarily IBM customers that elect to finance their acquisition of IBM’s hardware, software, and services.

In the second half of 2016, the company began participating in receivables from IBM for certain long-term financing receivables generated from IBM’s Total Solution Offerings in certain countries as well as for certain government contracts. The company carries the credit risk of IBM’s clients for all participated receivables from IBM. These receivables earned $39 million of interest income in the first quarter of 2017 and it is included in the Consolidated Statement of Earnings as financing revenue. For additional information, see note E, “Financing Receivables, Receivables Purchased/Participated from IBM,” to the unaudited Consolidated Financial Statements.

The company purchases interests in certain of IBM’s trade accounts receivable at a discount and assumes the associated credit risk of IBM’s client. The finance income earned from these receivables was $11 million in both of the quarters ended March 31, 2017 and March 31, 2016, and it is included in financing revenue in the Consolidated Statement of Earnings. For additional information, see note E, “Financing Receivables, Receivables Purchased/Participated from IBM,” to the unaudited Consolidated Financial Statements.

In certain countries, the company provides loans to IBM, primarily in support of IBM’s Technology Services & Cloud Platforms segment’s acquisition of IT assets, which it uses in external, revenue-producing services contracts. This financing is included in the Consolidated Statement of Financial Position as financing receivables from IBM. The interest income earned from these receivables was $30 million in both of the quarters ended March 31, 2017 and March 31, 2016, and it is included in financing revenue in the Consolidated Statement of Earnings. The amount of such financings outstanding was $3,614 million at March 31, 2017 and $3,513 million at December 31, 2016.

The company invests a portion of its excess cash in short-term interest bearing accounts with IBM, which can be withdrawn upon demand. The company’s investment of excess cash with IBM was $1,189 million and $450 million at March 31, 2017 and December 31, 2016, respectively, and is presented in other assets in the Consolidated Statement of Financial Position, and in other investing activities — net, in the Consolidated Statement of Cash Flows. Interest income earned from these investments in the quarter ended March 31, 2017 and in the quarter ended March 31, 2016 was not significant.

In addition, the company provides financing at market rates to suppliers, distributors and resellers of IBM products and services, a portion of which is supplemented by financing incentives from IBM to cover an interest free period. Fee income earned from these financing incentives under these arrangements was $41 million and $44 million for the quarter ended March 31, 2017 and March 31, 2016, respectively. These fees are included in financing revenue in the Consolidated Statement of Earnings and are deferred and recognized over the term of the financing arrangement.

Borrowing Relationship

The company has a credit facility with IBM that allows the company to obtain short-term and long-term funding on an as needed basis and the company seeks to substantially match the term, currency and interest rate variability of the underlying financing assets. The general terms of the loans are set forth in a customary intercompany loan agreement, which includes standard default clauses (including failure to pay interest or principal when due, bankruptcy and ceasing to be a wholly owned subsidiary). The specific terms of any individual loan, including the interest rate and term applicable to each loan, are set forth in a loan confirmation statement that is issued at the time of each individual borrowing under the facility. IBM Credit is entitled to prepay loans issued under this credit facility from time to time, subject to payment of any agreed penalty or premium.

These loans are included in the Consolidated Statement of Financial Position as debt payable to IBM. At March 31, 2017, the company had borrowings outstanding under such agreements of $26,975 million. Interest expense incurred on loans from IBM was $66 million and $81 million during the quarter ended March 31, 2017 and March 31, 2016, respectively, and is included in financing cost in the Consolidated Statement of Earnings. For additional information on short-term and long-term funding, see note G, “Borrowings,” to the unaudited Consolidated Financial Statements.

Services and Other Arrangements

The company sources a number of services from IBM, including functional support for collection administration, treasury, accounting, legal, tax, human resources, marketing and IT. In certain instances, IBM acts as IBM Credit’s billing and collection agent and forwards the financing payments to IBM Credit. The company also has the right to use certain IBM intangibles in its business. In addition, the company conducts its global operations primarily from IBM leased or IBM owned facilities. For the mentioned support services and occupancy expenses, IBM charged the company $67 million and $63 million in the first quarter of 2017 and 2016, respectively.

The company participates in the various IBM stock-based compensation plans, including awards of Restricted Stock Units and Performance Share Units. In addition, the company participates in certain multiemployer retirement-related plans that are sponsored by IBM.  Amounts charged by IBM to the company related to stock-based compensation and multiemployer retirement-related plans expense during the periods reported were not material.

Expenses related to the services discussed above are included in SG&A expense in the Consolidated Statement of Earnings.

The outstanding amount of accounts payable to IBM of $514 million at March 31, 2017 and $2,127 million at December 31, 2016, primarily relate to unsettled purchases of equipment or receivables/loans (for software and services) from IBM. This payable account is non-interest bearing and short-term in nature and is expected to be settled in the normal course of business. In the first quarter of 2016, approximately $1.0 billion of the balance payable to IBM as of December 31, 2015, was settled through a non-cash, equity contribution to the company from IBM.

Starting in 2016, with the formation of the new financing subsidiaries, the company has agreed to sell equipment returned from lease to IBM at cost, which approximates fair value. In addition, IBM may migrate a client to new technology through an early lease termination. Upon early termination of the lease, IBM will purchase the returned equipment at a pre-negotiated price, which is a function of the discounted value of the scheduled future lease payments and the residual value. For the three months ended March 31, 2017, the company’s net gross profit from sales of returned equipment to IBM was $12 million, and these sales are recorded net in other (income) and expense in the Consolidated Statement of Earnings.  The net gross profit from sales of returned equipment to IBM during the quarter ended March 31, 2016 was not significant.

Tax Sharing Agreement

The company’s U.S. federal and certain state and foreign operations are included in various IBM consolidated tax returns; and, in such cases, IBM makes payments to tax authorities on the company’s behalf. IBM and the company maintain a Tax Sharing Agreement for any operations included in an IBM consolidated tax return, pursuant to which IBM charges the company for any taxes owed and reimburses the company for tax attributes generated. Such charges or reimbursements are based upon a calculation of the company’s relevant pro forma stand-alone tax return.

NOTE D. FINANCIAL INSTRUMENTS

Fair Value Measurements

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present the company’s financial assets and financial liabilities that are measured at fair value on a recurring basis at March 31, 2017 and December 31, 2016, respectively.

(Dollars in millions)
At March 31, 2017	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents (1)
Time deposits and certificates of deposit	$—	$901	$—	$901
Money market funds	298	—	—	298
Total	298	901	—	1,199
Derivative assets (2)
Foreign exchange contracts	—	9	—	9
Total	—	9	—	9
Total assets	$298	$910	$—	$1,208

(1) Included within cash and cash equivalents in the Consolidated Statement of Financial Position.

(2) The gross balance of derivative assets contained within other assets in the Consolidated Statement of Financial Position at March 31, 2017 is $9 million.

(Dollars in millions)
At December 31, 2016	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents (1)
Time deposits and certificates of deposit	$—	$1,019	$—	$1,019
Money market funds	100	—	—	100
Total	100	1,019	—	1,119
Derivative assets (2)
Foreign exchange contracts with IBM	—	115	—	115
Total	—	115	—	115	(4)
Total assets	$100	$1,134	$—	$1,234	(4)
Liabilities:
Derivative liabilities (3)
Foreign exchange contracts with IBM	$—	$50	$—	$50
Foreign exchange contracts	—	47	—	47
Total liabilities	$—	$97	$—	$97	(4)

(1) Included within cash and cash equivalents in the Consolidated Statement of Financial Position.

(2) The gross balance of derivative assets contained within other assets in the Consolidated Statement of Financial Position at December 31, 2016 is $115 million.

(3)  The gross balance of derivative liabilities contained within other liabilities in the Consolidated Statement of Financial Position at December 31, 2016 is $97 million.

(4) If derivative exposures covered by a qualifying master netting agreement had been netted in the Consolidated Statement of Financial Position, the total derivative asset and liability positions would each have been reduced by $17 million.

There were no transfers between Levels 1, 2 and 3 for the three months ended March 31, 2017 and the year ended December 31, 2016.

Financial Assets and Liabilities Not Measured at Fair Value

Short-Term Receivables and Payables

Short-term financing receivables are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and short-term debt (including debt payable to IBM) are financial liabilities with carrying values that approximate fair value. If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy, except for short-term debt, which would be classified as Level 2.

Long-Term Receivables

Fair values are based on discounted future cash flows using current interest rates offered for similar loans to clients with similar credit ratings for the same remaining maturities. At March 31, 2017 and December 31, 2016, the difference between the carrying amount and estimated fair value for long-term receivables was immaterial. If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy.

Long-Term Debt

Fair value of publicly traded long-term debt is based on quoted market prices for the identical liability when traded as an asset in an active market. For other long-term debt, which includes debt payable to IBM, for which a quoted market price is not available, an expected present value technique that uses rates currently available to the company for debt with similar terms and remaining maturities is used to estimate fair value. The carrying amount of long-term debt (third-party as well as debt payable to IBM) was $10,649 million and $10,505 million and the estimated fair value is $10,593 million and $10,760 million at March 31, 2017 and December 31, 2016, respectively. If measured at fair value in the financial statements, long-term debt (including the current portion) would be classified as Level 2 in the fair value hierarchy.

Derivative Financial Instruments

The company operates in multiple currencies and is a lender in the global markets and borrower from IBM. In the normal course of business, the company may be exposed to the impact of interest rate changes and foreign currency fluctuations. The company limits its exposure to core market risks by following established risk management policies and procedures and through the use of match funding from IBM. The terms of the debt payable to IBM are set by the company to substantially match the term and currency of the underlying financing assets. The company may also choose to mitigate any remaining exposure relating to interest rate changes and foreign currency fluctuations through the use of interest rate or foreign currency derivatives.

Derivative assets and liabilities are recorded in other assets and other liabilities on the Consolidated Statement of Financial Position and presented on a gross basis. The notional amounts of the derivative instruments do not necessarily represent amounts exchanged by the parties and are not necessarily a direct measure of the financial exposure. The company also enters into master netting agreements with certain counterparties that allow for netting of exposures in the event of default or breach. However, in the Consolidated Statement of Financial Position, the company does not offset derivative assets against liabilities in master netting arrangements.

Foreign Exchange Risk

Beginning in the fourth quarter of 2016, the company has entered into foreign currency derivatives to manage foreign currency exposures associated with the company’s funding from IBM.

At March 31, 2017, the total notional amount and fair value amount of the foreign exchange forward contracts was $754 million and $9 million (in an asset position), respectively. The weighted-average maturity of these derivatives was approximately 2 months. The losses associated with these derivatives were $39 million for the three months ended March 31, 2017 and were included in other (income) and expense in the Consolidated Statement of Earnings.

At December 31, 2016, the total notional amount and fair value amount of the foreign exchange forward contracts was $753 million and $47 million (in a liability position), respectively. The weighted-average maturity of these derivatives was less than 2 months. There was no derivative instruments activity during the first quarter of 2016.

The foreign exchange forward contracts with IBM that were executed in late 2016 expired in early 2017 and were not replaced. There were no derivatives with IBM outstanding at March 31, 2017. The net losses associated with these derivatives with IBM were $222 million for the quarter ended March 31, 2017 and were included in other (income) and expense in the Consolidated Statement of Earnings, and included in other investing activities — net, in the Consolidated Statement of Cash Flows.

At December 31, 2016, the total notional amount of the foreign exchange forward contracts with IBM was $10.6 billion. At December 31, 2016, the fair value of certain foreign exchange forward contracts with IBM were in an aggregate gross asset position of $115 million and certain foreign exchange forward contracts with IBM were in an aggregate gross liability position of $50 million. These exposures were reduced by $17 million due to master netting arrangements with IBM. The weighted average maturity of these derivatives was less than 1 month. There was no derivative instruments activity during the first quarter of 2016.

These derivatives were not designated as hedges for accounting purposes; however, these derivatives represent economic hedges that provided an economic offset to the underlying foreign currency exposure. In the quarter ended March 31, 2017 and 2016, the company recorded foreign currency transaction gains of $245 million and foreign currency transaction losses of $1 million, respectively, in other (income) and expense in the Consolidated Statement of Earnings.

NOTE E. FINANCING RECEIVABLES, RECEIVABLES PURCHASED/PARTICIPATED FROM IBM

Financing receivables consist of Client Financing leases, loans, installment payment plans and participated receivables to end-user clients as well as loans to IBM for terms up to seven years. Assets financed are primarily IT products and services where IBM and the company have experience. Client Financing arrangements are priced to achieve a market yield. Financing receivables also include Commercial Financing working capital financing to suppliers, distributors and resellers of IBM and OEM IT products and services. Payment terms for working capital financing receivables generally range from 30 to 90 days.

The company purchases interests in certain of IBM’s trade accounts receivable at a discount, for which the company assumes the credit risk with IBM’s client. These receivables are primarily for IT related products and services, which are due within 30 days, and IBM performs all servicing under these arrangements. These receivables are included within the Commercial Financing segment. In addition, beginning in the second half of 2016, the company began participating receivables from IBM for certain long-term financing receivables generated from IBM’s Total Solution Offerings in certain countries as well as for certain government contracts. These receivables are included in the Client Financing segment. The company carries the credit risk of IBM’s clients for all purchased and participated receivables from IBM.

Investment in direct financing leases

	At March 31,	At December 31,
(Dollars in millions)	2017	2016
Gross lease payments receivable	$5,437	$5,985
Estimated residual value	563	602
Deferred initial direct costs	55	56
Unearned income	(408)	(453)
Allowance for credit losses	(97)	(95)
Net investment in direct financing leases	$5,550	$6,094

Client Financing loans and installment payment receivables

	At March 31,	At December 31,
(Dollars in millions)	2017	2016
Gross loan payments receivable	$8,963	$9,697
Deferred initial direct costs	66	67
Unearned income	(517)	(489)
Allowance for credit losses	(118)	(125)
Net loans and installment payment receivables	$8,393	$9,150

Commercial Financing receivables

	At March 31,	At December 31,
(Dollars in millions)	2017	2016
Gross financing receivables	$7,172	$9,458
Allowance for credit losses	(19)	(21)
Net financing receivables	$7,153	$9,436

Purchased and participated receivables from IBM

	At March 31,	At December 31,
(Dollars in millions)	2017	2016
Short-term purchased receivables from IBM	$1,460	$1,496
Allowance for credit losses on purchased receivables	(23)	(22)
Long-term participated receivables from IBM	2,848	2,436
Allowance for credit losses on participated receivables	(15)	(13)
Net purchased and participated receivables from IBM	$4,270	$3,897

The company utilizes certain of its financing receivables as collateral for nonrecourse borrowings. Financing receivables pledged as collateral for borrowings were $658 million and $689 million at March 31, 2017 and December 31, 2016, respectively.

The company did not have any financing receivables held for sale as of March 31, 2017 and December 31, 2016.

Financing Receivables by Portfolio Segment

The following tables present Client Financing receivables on a gross basis, excluding the allowance for credit losses and residual value, by portfolio segment and by class, excluding Commercial Financing receivables and other miscellaneous financing receivables at March 31, 2017 and December 31, 2016. Commercial Financing receivables and purchased receivables from IBM are excluded from the presentation of financing receivables by portfolio segment as they are short term in nature and the current estimated risk of loss and resulting impact to the company’s financing results are not material. The company determines its allowance for credit losses based on three portfolio segments: lease receivables, loan receivables and participated receivables from IBM, and further segments the portfolio into three classes: Americas, EMEA and Asia Pacific.

(Dollars in millions)
At March 31, 2017:	Americas	EMEA	Asia Pacific	Total
Financing receivables
Lease receivables	$3,363	$659	$1,061	$5,084
Loan receivables	5,404	1,927	1,180	8,511
Participated receivables from IBM	447	1,419	982	2,848
Ending balance	$9,214	$4,006	$3,224	$16,443
Collectively evaluated for impairment	$9,105	$3,997	$3,170	$16,272
Individually evaluated for impairment	$109	$9	$54	$172

Allowance for credit losses
Beginning balance at January 1, 2017
Lease receivables	$38	$2	$55	$95
Loan receivables	113	11	0	125
Participated receivables from IBM	8	3	2	13
Total	$160	$16	$58	$233
Receivable write-offs	$(0)	$0	$(0)	$(1)
Recoveries	0	—	—	0
Provision for credit losses	1	4	(2)	4
Foreign currency translation adjustment	2	0	1	3
Other	0	(7)	(3)	(10)
Ending balance at March 31, 2017	$163	13	$54	$230
Lease receivables	$44	$2	$51	$97
Loan receivables	$109	$8	$1	$118
Participated receivables from IBM	$10	$3	$3	$15

Collectively evaluated for impairment	$62	$8	$3	$74
Individually evaluated for impairment	$100	$6	$51	$157

Write-offs of lease receivables and loan receivables were $1 million and ($1) million, respectively, in the first quarter of 2017. Provisions for credit losses recorded for lease receivables were $5 million in the first quarter of 2017.  Provisions for credit losses for loan receivables and participated receivables from IBM in the first quarter of 2017 were not significant.

(Dollars in millions)
At December 31, 2016:	Americas	EMEA	Asia Pacific	Total
Financing receivables
Lease receivables	$3,693	$798	$1,098	$5,588
Loan receivables	5,678	2,284	1,313	9,275
Participated receivables from IBM	479	1,061	896	2,436
Ending balance	$9,850	$4,142	$3,307	$17,299
Collectively evaluated for impairment	$9,755	$4,132	$3,251	$17,139
Individually evaluated for impairment	$95	$10	$55	$160

Allowance for credit losses
Beginning balance at January 1, 2016
Lease receivables	$52	$16	$143	$211
Loan receivables	122	51	200	373
Total	$174	$68	$343	$584
Receivable write-offs	$(13)	$(19)	$(79)	$(111)
Recoveries	2	0	—	2
Provision for credit losses	69	4	(16)	57
Foreign currency translation adjustment	14	0	(17)	(3)
Other	(86)	(37)	(174)	(297)
Ending balance at December 31, 2016	$160	$16	$58	$233
Lease receivables	$38	$2	$55	$95
Loan receivables	$113	$11	$0	$125
Participated receivables from IBM	$8	$3	$2	$13

Collectively evaluated for impairment	$71	$13	$7	$91
Individually evaluated for impairment	$88	$3	$50	$142

Write-offs of lease receivables and loan receivables were $78 million and $33 million, respectively, in 2016. Provisions for credit losses recorded for lease receivables, loan receivables and participated receivables from IBM were $11 million, $34 million and $13 million, respectively, in 2016. The amount reported in “Other,” in the table above, which is primarily loans, reflects the reduction in allowance for credit losses in 2016 associated with certain impaired receivables that were retained by IBM due to IBM’s ongoing collection efforts. For additional information, see note A, “Significant Accounting Policies,” to the audited Consolidated Financial Statements.

When determining the allowances, financing receivables are evaluated either on an individual or a collective basis. For individually evaluated receivables, the company determines the expected cash flow for the receivable and calculates an estimate of the potential loss and the probability of loss. For those accounts in which the loss is probable, the company records a specific reserve. In addition, the company records an unallocated reserve that is determined by applying a reserve rate to its different portfolios, excluding accounts that have been specifically reserved. This reserve rate is based upon credit rating, probability of default, term, characteristics (lease/loan) and loss history.

Financing Receivables on Non-Accrual Status

The following table presents the recorded investment in financing receivables which were on non-accrual status at March 31, 2017 and December 31, 2016, respectively. Financing receivables from IBM are short term receivables that the company considers collectable and without third party risk, as such, these receivables are not included in the non-accrual status reported.

	At March 31,	At December 31,
(Dollars in millions)	2017	2016
Lease receivables
Americas	$17	$15
EMEA	28	2
Asia Pacific	11	11
Total lease receivables	$55	$28

Loan receivables
Americas	$97	$87
EMEA	28	5
Asia Pacific	3	1
Total loan receivables	$129	$93
Total receivables on non-accrual	$184	$121

There were no participated receivables from IBM on non-accrual status at March 31, 2017 and December 31, 2016.

Impaired Receivables

The company considers any receivable with an individually evaluated reserve as an impaired receivable based on current information and events. Depending on the level of impairment, receivables will also be placed on non-accrual status.

The following tables present impaired receivables.

	At March 31, 2017		At December 31, 2016
(Dollars in millions)	Recorded Investment	Related Allowance	Recorded Investment	Related Allowance
Americas	$109	$100	$95	$88
EMEA	9	6	10	3
Asia Pacific	54	51	55	50
Total	$172	$157	$160	$142

	At March 31, 2017			At March 31, 2016
(Dollars in millions)	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
Americas	$102	$0	$0	$126	$0	$—
EMEA	10	0	—	64	0	—
Asia Pacific	54	1	—	342	0	—
Total	$166	$0	$0	$532	$0	$—

Credit Quality Indicators

The company’s credit quality indicators, which are based on rating agency data, publicly available information and information provided by customers, as well as other information, are reviewed periodically based on the relative level of risk. The resulting indicators are a numerical rating system that maps to Moody’s Investors Service credit ratings as shown below. The company uses information provided by Moody’s, where available, as one of many inputs in its determination of customer credit ratings.

The following tables present the net recorded investment for each class of receivables, by credit quality indicator, at

March 31, 2017 and December 31, 2016. Receivables with a credit quality indicator ranging from Aaa to Baa3 are considered investment grade. All others are considered non-investment grade. In certain circumstances, the company may mitigate credit risk through arrangements with third parties, including credit insurance, financial guarantees, or nonrecourse borrowings. The credit quality indicators do not reflect these mitigation actions.

	Lease Receivables			Loan Receivables			Participated Receivables with IBM
(Dollars in millions)			Asia			Asia			Asia
At March 31, 2017:	Americas	EMEA	Pacific	Americas	EMEA	Pacific	Americas	EMEA	Pacific
Credit Ratings:
Aaa — Aa3	$332	$28	$48	$529	$81	$56	$44	$60	$47
A1 — A3	676	57	458	1,078	167	534	89	123	444
Baa1 — Baa3	673	205	257	1,074	599	300	89	442	249
Ba1 — Ba2	737	202	138	1,176	589	161	97	435	134
Ba3 — B1	525	117	56	837	342	65	69	253	54
B2 — B3	318	42	43	507	122	51	42	90	42
Caa — D	59	7	11	93	19	13	8	14	11
Total	$3,319	$657	$1,011	$5,295	$1,919	$1,180	$437	$1,416	$980

	Lease Receivables			Loan Receivables			Participated Receivables with IBM
(Dollars in millions)			Asia			Asia			Asia
At December 31, 2016:	Americas	EMEA	Pacific	Americas	EMEA	Pacific	Americas	EMEA	Pacific
Credit Ratings:
Aaa — Aa3	$432	$35	$44	$658	$99	$55	$56	$46	$38
A1 — A3	757	77	403	1,152	220	507	97	102	345
Baa1 — Baa3	747	250	273	1,137	713	344	96	332	234
Ba1 — Ba2	796	239	153	1,211	682	193	102	317	131
Ba3 — B1	555	141	88	845	404	111	71	188	76
B2 — B3	287	48	69	437	139	87	37	64	60
Caa — D	81	6	12	123	17	15	10	8	10
Total	$3,655	$796	$1,042	$5,565	$2,273	$1,313	$471	$1,058	$894

Past Due Financing Receivables

The company considers financing receivables past due when any installment is over 90 days past due. The following table summarizes receivables by aging category, where fully reserved receivables are excluded. The past due aging categories represent only the portion of a financing receivable which is past due. Current financing receivables represent the total financing receivables less past due greater than 90 days, excluding fully reserved receivables.  Past due financing receivables greater than 90 days and accruing represents the total billed and unbilled value at a contract level for receivables with outstanding installments greater than 90 days past due. Participated receivables from IBM are collected monthly and do not begin aging until 90 days.  Amounts collected from IBM in excess of amounts past due over 90 days are returned to IBM. Amounts returned to IBM during the periods reported were not significant.

						Recorded
	Total	Total	Total	Current	Total	Investment
(Dollars in millions)	Past Due	Past Due	Past Due	Financing	Financing	> 90 days and
At March 31, 2017	31-60 days (1)	61-90 days (1)	> 90 days (1)	Receivables	Receivables	accruing (2)
Lease receivables
Americas	$16	$13	$12	$3,329	$3,363	$85
EMEA	5	1	3	655	659	8
Asia Pacific	0	0	10	1,044	1,061	11
Total lease receivables	$21	$14	$25	$5,027	$5,084	$105
Loan receivables
Americas	$26	$22	$21	$5,310	$5,404	$125
EMEA	12	2	8	1,917	1,927	18
Asia Pacific	0	0	3	1,177	1,180	8
Total loan receivables	$38	$25	$31	$8,403	$8,511	$150
Participated receivables with IBM
Americas	$ N/A	$ N/A	$—	$447	$447	$—
EMEA	N/A	N/A	—	1,419	1,419	—
Asia Pacific	N/A	N/A	—	982	982	—
Total participated receivables with IBM	$ N/A	$ N/A	$—	$2,848	$2,848	$—
Total receivables	$59	$38	$57	$16,279	$16,443	$255

N/A - Not applicable

(1) Only the portion of a financing receivable which is greater than 90 days past due, excluding amounts that are fully reserved

(2) At a contract level, which includes total billed and unbilled amounts for aged financing receivables greater than 90 days

						Recorded
	Total	Total	Total	Current	Total	Investment
(Dollars in millions)	Past Due	Past Due	Past Due	Financing	Financing	> 90 days and
At December 31, 2016	31-60 days (1)	61-90 days (1)	> 90 days (1)	Receivables	Receivables	accruing (2)
Lease receivables
Americas	$9	$4	$8	$3,666	$3,693	$37
EMEA	3	2	2	790	798	6
Asia Pacific	1	1	11	1,041	1,098	37
Total lease receivables	$13	$7	$20	$5,497	$5,588	$80
Loan receivables
Americas	$15	$7	$12	$5,639	$5,678	$57
EMEA	8	5	5	2,273	2,284	14
Asia Pacific	—	—	4	1,308	1,313	42
Total loan receivables	$23	$12	$20	$9,220	$9,275	$113
Participated receivables with IBM
Americas	N/A	N/A	$—	$479	$479	$—
EMEA	N/A	N/A	—	1,060	1,060	—
Asia Pacific	N/A	N/A	—	896	896	—
Total participated receivables with IBM	$ N/A	$ N/A	$—	$2,436	$2,436	$—
Total receivables	$36	$18	$41	$17,152	$17,299	$195

N/A - Not applicable

(1) Only the portion of a financing receivable which is greater than 90 days past due, excluding amounts that are fully reserved

(2) At a contract level, which includes total billed and unbilled amounts for aged financing receivables greater than 90 days

Troubled Debt Restructuring

The company assessed all restructurings during the periods presented and determined that there were no significant troubled debt restructurings for the quarter ended March 31, 2017 and the year ended December 31, 2016.

NOTE F. EQUIPMENT UNDER OPERATING LEASE

Equipment under operating lease consists primarily of lease contracts for IT equipment. Equipment under operating lease, net of accumulated depreciation as of March 31, 2017 and December 31, 2016, respectively, is as follows:

	At March 31,	At December 31,
(Dollars in millions)	2017	2016
Equipment under operating lease, at cost	$846	$1,005
Less: Accumulated depreciation	(384)	(499)
Equipment under operating lease, net	$462	$506

NOTE G. BORROWINGS

The company may, at times, pledge financing receivables as collateral for non-recourse short-term and long-term borrowings. The amount of such non-recourse borrowings are reflected in the short-term and long-term debt tables below.

Short-Term Debt

	At March 31,	At December 31,
(Dollars in millions)	2017	2016
Debt	$90	$44
Debt payable to IBM	17,009	16,481
Total	$17,099	$16,525

The weighted-average interest rate for debt was 10.6 percent and 12.2 percent at March 31, 2017 and December 31, 2016, respectively, and relates primarily to borrowings in Latin America. The weighted-average interest rate for debt payable to IBM was 0.8 percent at March 31, 2017 and December 31, 2016. The company may, at times, pledge financing receivables as collateral for non-recourse short-term and long-term borrowings. Short-term financing receivables pledged as collateral for short-term borrowings was $2 million at March 31, 2017 and $8 million at December 31, 2016.

Long-Term Debt

	At March 31,	At December 31,
(Dollars in millions)	2017	2016
Debt	$683	$681
Debt payable to IBM	9,966	9,824
Total	$10,649	$10,505

The weighted-average interest rate for debt was 6.2 percent and 6.8 percent at March 31, 2017 and December 31, 2016, respectively. Debt is primarily comprised of non-recourse borrowings and the company utilizes certain of its financing receivables as collateral. Long-term financing receivables pledged as collateral for long-term borrowings were $656 million at March 31, 2017 and $681 million at December 31, 2016, and relate primarily to borrowings in the U.S. and Latin America.

The weighted-average interest rate for debt payable to IBM was 1.2 percent and 1.0 percent at March 31, 2017 and December 31, 2016, respectively.

Contractual maturities of long-term debt outstanding at March 31, 2017 are summarized below:

(Dollars in millions)

At March 31:	2017 (Q2 - Q4)	2018	2019	2020	2021	2022 and beyond	Total
Debt	$165	$342	$127	$33	$13	$3	$683
Debt payable to IBM	3,111	3,280	1,490	1,623	354	109	9,966
Total	$3,276	$3,621	$1,617	$1,656	$367	$113	$10,649

Interest on Debt

The company recognized interest expense of $83 million in the quarter ended March 31, 2017, as compared to $91 million in the quarter ended March 31, 2016, of which $66 million and $81 million was interest expense on debt payable to IBM, respectively.

Lines of Credit

The company has committed lines of credit in some of the geographies which are not significant in the aggregate. Interest rates and other terms of borrowing under these lines of credit vary from country to country, depending on local market conditions.

NOTE H. CONTINGENCIES AND COMMITMENTS

Contingencies

The company is or may be involved in a variety of ongoing claims, demands, suits, investigations, tax matters and proceedings that arise in the ordinary course of its business. Certain of these actions and proceedings are similar to suits filed against other financial institutions and captive finance companies. These include collection and bankruptcy proceedings related to its leases and loans and proceedings concerning customer allegations of wrongful repossession or defamation of credit.

In accordance with the relevant accounting guidance, the company provides disclosures of matters for which the likelihood of material loss is at least reasonably possible. In addition, the company also discloses matters based on its consideration of other matters and qualitative factors, including the experience of other companies in the industry, and investor, customer and employee relations considerations.

The company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The company reviews claims, suits, investigations and proceedings at least quarterly, and decisions are made with respect to recording or adjusting provisions and disclosing reasonably possible losses. As of March 31, 2017, there were no matters for which the likelihood of material loss is at least reasonably possible.

Commitments

The company’s extended lines of credit to third-party entities include unused amounts of $7,842 million and $6,174 million at March 31, 2017 and December 31, 2016, respectively. A portion of these amounts was available to the company’s Commercial Financing clients to support their working capital. In addition, the company has committed to provide future financing to its clients in connection with client purchase agreements for approximately $380 million and $404 million at March 31, 2017 and December 31, 2016, respectively.

NOTE I. TAXES

The continuing operations effective tax rate for the first quarter of 2017 was 23.0 percent, a decline of 8.6 points compared to the first quarter of 2016, primarily due to a more favorable mix of earnings.

The company is subject to taxation in the U.S. and various state and foreign jurisdictions. With respect to the company’s U.S. federal and certain state and foreign operations that are included in applicable IBM consolidated tax returns, pursuant to the Tax Sharing Agreement, any subsequent changes to the company’s income tax liability as a result of valuation allowances and tax examinations are the responsibility of IBM.  Therefore, any recognition and subsequent changes in assessment about the sustainability of related tax positions, including interest and penalties, are the responsibility of IBM.  As such, there have been no uncertain tax liabilities recorded in the Consolidated Financial Statements as the company bears no risk associated with any subsequent change in the sustainability of uncertain tax positions.

For the company’s separate income tax return filings, the company is generally no longer subject to tax examinations for years prior to 2012.  The open years contain matters that could be subject to differing interpretations of applicable tax laws and regulations as it relates to the amount and/or timing of income, deductions and tax credits.  Although the outcome of tax audits is always uncertain, the company believes that adequate amounts of tax have been provided for.  As such, there are no uncertain tax positions recorded in the company’s financial statements related to separate income tax return filers.

If the company’s provision for income taxes had been prepared using the separate return method without modification for the benefits-for-loss approach, there would be no material difference in the total taxes included in net income reported in each of the years above. For additional information, see note A, “Significant Accounting Policies,” to the audited Consolidated Financial Statements.

NOTE J. RETIREMENT-RELATED BENEFITS

IBM Credit employees are eligible to participate in IBM’s retirement plans. Retirement-related plans are accounted for as multiemployer or multiple-employer plans as required by local regulations.

Multiemployer Plans:

For multiemployer plans, IBM allocates charges to the company based on the number of employees. The charges related to multiemployer plans are recorded in the company’s operating results in the Consolidated Statement of Earnings. The amounts of (income) or expense attributed to the company by IBM for the three months ended March 31, 2017 and March 31, 2016 were not material.

Charges from IBM to the company in relation to these plans (including non-pension, post-retirement benefits) are limited to service costs. Contributions and any other types of costs are the responsibility of IBM.

Multiple-employer Plans:

For multiple-employer plans (mainly Germany, Japan and Spain) assets and obligations are based on actuarial valuations or allocations and are recorded in the Consolidated Statement of Financial Position

Any gains or losses recorded to Accumulated Other Comprehensive Income/(Loss) in the first quarter of 2017 and 2016 were not material.

Costs related to multiple-employer plans are recorded in the company’s operating results in the Consolidated Statement of Earnings. The total cost for multiple-employer plans for the three months ended March 31, 2017 and March 31, 2016 were not material.

NOTE K. SEGMENT INFORMATION

The company’s operations consist of two business segments: Client Financing and Commercial Financing. The segments represent components of the company for which separate financial information is available that is utilized on a regular basis by the chief operating decision maker in determining how to allocate resources and evaluate performance.

The company is organized on the basis of its financing offerings. The company’s reportable segments are business units that offer different financing solutions based upon customers’ needs. The segment’s assets are defined by income generating assets within each operating segment and do not represent total assets of the company.

Information about each segment’s business and the financing services that generate each segment’s revenue is located in Item 1 entitled “Business” and in the “Segment Details” section within Item 2 entitled “Financial Information” in the company’s Form 10 filed on May 5, 2017, and as amended on June 22, 2017.

The segments include an allocation of interest expense and SG&A expense by the company to each of its operating segments. Interest expense is allocated based on the average assets in each segment. SG&A expense is allocated based on a measurable financial driver, such as net margin.

(Dollars in millions)	Client	Commercial	Total
At March 31, 2017	Financing	Financing	Segments
Revenue	$327	$117	$444
Pre-tax income from continuing operations	130	48	178
Depreciation of equipment under operating lease	62	0	62
Financing cost (interest expense)	57	26	83
Provision for credit losses	4	(1)	3

(Dollars in millions)	Client	Commercial	Total
At March 31, 2016	Financing	Financing	Segments
Revenue	$378	$100	$478
Pre-tax income from continuing operations	87	48	135
Depreciation of equipment under operating lease	80	0	80
Financing cost (interest expense)	66	25	91
Provision for credit losses	79	(3)	76

NOTE L. DISCONTINUED OPERATIONS

In the first quarter of 2017, IBM Credit received a cash payment from IBM of $121 million as settlement of the divesture of the company’s remanufacturing and remarketing business in the U.S. to IBM in 2016. This amount is presented in other investing activities — net, in the Consolidated Statement of Cash Flows. The company’s Consolidated Statement of Cash Flows for the first quarter of 2016 includes $5 million in cash provided from operating activities generated by the divested business.

Profit / (loss) of discontinued operations:	At March 31,
(Dollars in millions)	2016
Revenue	$155
Cost of sales	77
Selling, general, and administrative expense	20
Income from discontinued operations before income taxes	$58
Provision for income taxes	23
Net income from discontinued operations - net of tax	$35

NOTE M. SUBSEQUENT EVENTS

The unaudited Consolidated Financial Statements of IBM Credit are derived from the Consolidated Financial Statements of IBM, which issued its financial statements for the quarter ended March 31, 2017 on April 25, 2017. Accordingly, the company has evaluated transactions or other events for consideration as recognized subsequent events in the unaudited financial statements through April 25, 2017. Additionally, this amended Form 10 for IBM Credit includes the unaudited

Consolidated Financial Statements for the interim period ended on March 31, 2017.  IBM Credit has evaluated transactions and other events that occurred through the issuance of these unaudited Consolidated Financial Statements, June 22, 2017, for the purposes of disclosure of unrecognized subsequent events.

During the second quarter of 2017, certain non-U.S. affiliates became legal subsidiaries of IBM Credit. The financial statements and notes included herein have been revised from the combined basis presented in the company’s Form 10 filed on May 5, 2017, and as amended on June 22, 2017, to a consolidated basis of presentation. The amounts presented in the financial statements and notes have not changed.

IBM CREDIT LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF EARNINGS

SELECTED QUARTERLY DATA

(UNAUDITED)

(Dollars in millions)	First	Second	Third	Fourth
2016	Quarter	Quarter	Quarter	Quarter	Full Year
Revenue	$478	$463	$459	$439	$1,840
Net margin	307	291	290	281	1,170
Income from continuing operations before income taxes	135	198	195	191	719
Income from continuing operations	92	136	133	136	498
Income from discontinued operations - net of tax	35	27	8	62	131
Net income	128	162	141	198	629

(Dollars in millions)	First	Second	Third	Fourth
2015	Quarter	Quarter	Quarter	Quarter	Full Year
Revenue	$560	$515	$514	$484	$2,074
Net margin	332	295	304	299	1,229
Income from continuing operations before income taxes	221	177	201	184	783
Income from continuing operations	150	120	136	66	472
Income from discontinued operations - net of tax	61	65	51	78	255
Net income	211	185	187	144	727